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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SAFETY INSURANCE GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SAFETY INSURANCE GROUP, INC.
20 Custom House Street, Boston, Massachusetts 02110

April 13, 2015

To Our Shareholders:

        I am pleased to invite you to attend the 2015 Annual Meeting of Shareholders of Safety Insurance Group, Inc., which will be held at 10:00 a.m. on Wednesday, May 20, 2015, at our headquarters, 20 Custom House Street, Boston, Massachusetts 02110.

        The accompanying Notice of the Annual Meeting of Shareholders and Proxy Statement describe in detail the matters to be acted on at this year's Annual Meeting.

        If you plan to attend the meeting, please bring a form of personal identification with you and, if you are acting as proxy for another shareholder, please bring written confirmation from the shareholder for whom you are acting as proxy.

        Whether or not you expect to attend the meeting, please sign and return the enclosed Proxy Card in the envelope provided. Your cooperation will assure that your shares are voted and will also greatly assist our officers in preparing for the meeting. If you attend the meeting, you may withdraw any proxy previously given and vote your shares in person if you so desire.

Sincerely,

DAVID F. BRUSSARD President, Chief Executive Officer, and Chairman of the Board

SAFETY INSURANCE GROUP, INC.
20 Custom House Street, Boston, Massachusetts 02110

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2015

April 13, 2015

To Our Shareholders:

        The 2015 Annual Meeting of Shareholders of Safety Insurance Group, Inc. (the "Company") will be held on Wednesday, May 20, 2015 at 10:00 a.m., local time, at our headquarters, 20 Custom House Street, Boston, Massachusetts 02110. At this meeting, you will be asked to consider and vote upon the following:

    1.
    a proposal to elect two of the Company's directors to Class I with a term ending 2018;

    2.
    to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2015;

    3.
    to provide an advisory vote on the compensation of the named executive officers as disclosed in this Proxy Statement; and

    4.
    the transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        The Board of Directors has fixed April 1, 2015 as the Record Date for determining the shareholders of the Company entitled to notice of and to vote at the 2015 Annual Meeting and any adjournment thereof. The Company's 2014 Annual Report to Shareholders is enclosed with the mailing of this Notice of Annual Meeting of Shareholders, Proxy Statement and Proxy Card.

        We urge you to attend and to participate at the meeting, no matter how many shares you own. Even if you do not expect to attend the meeting personally, we urge you to please vote, and then sign, date and return the enclosed Proxy Card in the postpaid envelope provided.

By Order of the Board of Directors,

WILLIAM J. BEGLEY, JR. Vice President, Chief Financial Officer and Secretary

Important Notice Regarding the Availability of Proxy Materials for
Our Annual Meeting of Shareholders to Be Held on May 20, 2015

The accompanying Proxy Statement and our 2014 Annual Report to Our Shareholders are available for viewing, printing and downloading at http://materials.proxyvote.com/78648T.

SAFETY INSURANCE GROUP, INC.
20 Custom House Street, Boston, Massachusetts 02110

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2015

 GENERAL INFORMATION

        This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Safety Insurance Group, Inc. (the "Company" or "Safety") for the 2015 Annual Meeting of Shareholders to be held on May 20, 2015 at 10:00 a.m. at the Company's headquarters located at 20 Custom House Street, Boston, Massachusetts 02110 (the "2015 Annual Meeting").

        The record date for determining shareholders entitled to vote at the 2015 Annual Meeting has been fixed at the close of business on April 1, 2015 (the "Record Date"). As of the Record Date, 15,092,424 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), were outstanding and entitled to be voted. Every shareholder will be entitled to one vote for each share of Common Stock recorded in his or her name on the Company's books as of the Record Date. The Company mailed this Proxy Statement and the related form of proxy (the "Proxy") on or about April 13, 2015.

        With respect to Proposal 1, Election of the Company's Directors, the shares of Common Stock represented by the enclosed Proxy will be voted as directed by the shareholder or, in the absence of such direction, in favor of the election of the nominees for director designated herein. So long as a quorum (a majority of issued and outstanding shares of Common Stock entitled to vote at the 2015 Annual Meeting) is present at the 2015 Annual Meeting either in person or by proxy, a plurality of the votes properly cast is required to elect each director. Votes withheld from a director nominee, abstentions and broker non-votes (when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer and is barred from exercising discretionary authority to vote on the matter, which the broker indicates on the Proxy Card) will be treated as present at the 2015 Annual Meeting for the purpose of determining a quorum but will not be counted as votes cast. Please note that Brokers may not vote your shares on Proposals 1 or 3 without your specific instructions. Please be sure to give specific voting instructions to your broker, so that your vote can be counted.

        With respect to Proposal 2, Ratification of Appointment of Independent Registered Public Accounting Firm, an affirmative vote of a majority of the shares present or represented and entitled to vote on such proposal is required for approval. Abstentions are included in the number of shares present or represented and entitled to vote on the proposal and therefore have the practical effect of a vote against the proposal.

        With respect to Proposal 3, Advisory Vote on Executive Compensation, an affirmative vote of a majority of the shares present or represented and entitled to vote on such proposal is required for approval (on a non-binding, advisory basis). Abstentions are included in the number of shares present or represented and entitled to vote on the proposal and therefore have the practical effect of a vote against the proposal. Your vote is advisory and will not be binding upon the Company, the Board of

Directors, or the Compensation Committee. However, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

        The enclosed Proxy confers discretionary authority with respect to any other proposals that may properly be brought before the 2015 Annual Meeting. As of the date hereof, management is not aware of any other matters to be presented for action at the 2015 Annual Meeting. If any other matters properly come before the 2015 Annual Meeting, however, the Proxies solicited hereby will be voted in accordance with the recommendation of the Board.

        Any shareholder giving a Proxy may revoke it at any time before it is exercised by delivering written notice thereof to the Secretary. Any shareholder attending the 2015 Annual Meeting may vote in person whether or not the shareholder has previously filed a Proxy. Presence at the 2015 Annual Meeting by a shareholder who has signed a Proxy, however, does not in itself revoke the Proxy. The enclosed Proxy is being solicited by the Board. The cost of soliciting Proxies will be borne by the Company, and will consist primarily of preparing and mailing the Proxies and Proxy Statements. The Company will also request persons, firms and corporations holding shares of Common Stock in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this Proxy material to and obtain Proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

        The Company's Annual Report to Shareholders for the fiscal year ended December 31, 2014, including financial statements and the report of the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, thereon, accompanies this Proxy Statement. The Annual Report to Shareholders is neither a part of this Proxy Statement nor incorporated herein by reference.

PROPOSAL 1

ELECTION OF THE COMPANY'S DIRECTORS

        The Board has five members and consists of three classes. Each class serves three years, with terms of office of the respective classes expiring in successive years.

        Each of the two Directors, whose term expires at this year's 2015 Annual Meeting, Peter J. Manning and David K. McKown have been nominated for re-election to a three-year term ending at the 2018 Annual Meeting of Shareholders and until a successor, if any, is elected and duly qualified. The remaining three directors will continue to serve in accordance with their terms. THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 1 WHICH CALLS FOR THE ELECTION OF THE 2015 NOMINEES.

Name	Age **	Director Since
Class I—Term ending in 2018 *
Peter J. Manning (1C)(2)(3)	76	2003
David K. McKown (1)(2C)(3)	77	2002
Class III—Term ending in 2017
David F. Brussard, Chairman of the Board (4)	63	2001
A. Richard Caputo, Jr. (4C)	49	2001
Class II—Term ending in 2016
Frederic H. Lindeberg (1)(2)(3C)	74	2004

*
Nominated at the 2015 Annual Meeting to a term ending in 2018

**
As of April 1, 2015.

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating and Governance Committee.

(4)
Member of the Investment Committee.

(C)
Chairman of the Committee referenced.

        The following information with respect to the principal occupation, business experience, recent business activities involving the Company and other affiliations of the nominees and directors has been furnished to the Company by the nominees and directors.

Nominees for Director

        Peter J. Manning has served as a director of the Company since September 2003. Mr. Manning retired in 2003, as Vice Chairman Strategic Business Development of FleetBoston Financial, after 32 years with FleetBoston Financial Corporation (formerly BankBoston) where he also held the positions of Comptroller and Executive Vice President and Chief Financial Officer. Mr. Manning started his career with Coopers & Lybrand in 1962 prior to his 1972 employment with BankBoston. He currently is a director of the Blue Hills Bank and the non-profit Campaign for Catholic Schools and is a former director of Thermo Fisher Scientific and the Lahey Clinic. Mr. Manning qualifies as an "Audit Committee Financial Expert" as defined by the U.S. Securities and Exchange Committee rules. We believe that Mr. Manning's many years of experience in finance and accounting in the banking industry provide him with the necessary qualifications to be a director of the Company and Chairman of our Audit Committee.

        David K. McKown has served as director of the Company since November 2002. Mr. McKown has been a Senior Advisor to Eaton Vance Management since 2000, focusing on business origination in real estate and asset-based loans. Mr. McKown retired in March 2000 having served as a Group Executive with BankBoston since 1993, where he focused on acquisitions and high-yield bank debt financings. Mr. McKown has been in the banking industry for 52 years, worked for BankBoston for over 32 years and had previously been the head of BankBoston's real estate department, corporate finance department, and a managing director of BankBoston's private equity unit. Mr. McKown is currently a director of Global Partners L.P., Newcastle Investment Corp., and various privately held companies. We believe that Mr. McKown's extensive accounting, financial structuring, legal, and negotiation skills acquired during his many years in the banking industry provide him with the necessary skills to be a director of the Company and Chairman of our Compensation Committee.

Directors Continuing in Office

        David F. Brussard was appointed Chairman of the Board in March 2004 and President and Chief Executive Officer ("CEO") in June 2001. Mr. Brussard has served as a Director of the Company since October 2001. Since January 1999, Mr. Brussard has been the CEO and President of the Insurance Subsidiaries. Previously, Mr. Brussard served as Executive Vice President of the Insurance Subsidiaries from 1985 to 1999 and as Chief Financial Officer and Treasurer of the Insurance Subsidiaries from 1979 to 1999. Mr. Brussard has been employed by one or more of our subsidiaries for over 39 years. Mr. Brussard is also Chairman of the Governing Committee and a member of the Budget Committee, Executive Committee and Nominating Committee of the Automobile Insurers Bureau of Massachusetts. Mr. Brussard is also on the Board of Trustees of the Insurance Library Association of Boston. Based upon Mr. Brussard's significant experience with the insurance industry and his leadership roles in the Company and our insurance subsidiaries since inception, as well as his understanding of the financial, regulatory, corporate governance and other matters affecting public companies, we believe that Mr. Brussard is qualified to serve as Chairman of our Board.

        A. Richard Caputo, Jr. has served as a director of the Company since June 2001. Mr. Caputo is Co-CEO and Managing Partner of The Jordan Company, a private investment firm, which he has been associated with since 1990. Mr. Caputo is also a director of various privately held companies From November 2004 to December 2013, Mr. Caputo also served as a director of TAL International Group. Inc. Mr. Caputo's professional experience with The Jordan Company and its affiliated entities for over 24 years, as well as his particular knowledge of capital markets, corporate finance, and strategic planning, enables him to provide valuable insight and advice regarding investing decisions and other matters of import to the Company, and we believe qualify him to serve on our Board and to chair our Investment Committee.

        Frederic H. Lindeberg has served as a director of the Company since August 2004. Mr. Lindeberg has had a consulting practice providing taxation, management and investment counsel since 1991, focusing on finance, real estate, manufacturing and retail industries. Mr. Lindeberg retired in 1991 as Partner-In-Charge of various KPMG tax offices, after 24 years of service where he provided both accounting and tax counsel to various clients. Mr. Lindeberg is an attorney and certified public accountant. Mr. Lindeberg was formerly an adjunct professor at Penn State Graduate School of Business. Mr. Lindeberg is currently a director of TAL International Group, Inc. We believe that Mr. Lindeberg's particular knowledge and experience in a variety of areas, including financial, regulatory, corporate governance and other matters affecting public companies, qualify him to serve on our Board and as Chairman of the Nominating and Governance Committee.

Certain Information Regarding the Board of Directors

Meetings of the Board of Directors

        During 2014, the following meetings of the Board were held: five meetings of the Board, four meetings of the Audit Committee, three meetings of the Compensation Committee, two meetings of the Nominating and Governance Committee and four meetings of the Investment Committee. All of the incumbent Directors attended at least 75% of the Board and committee meetings held while they were members during 2014. At each quarterly meeting of the Board, the outside directors hold an executive session without management present.

Board Leadership Structure

        The positions of Chairman of the Board and Chief Executive Officer are held by Mr. Brussard. In these roles, Mr. Brussard has general charge, supervision, and control of the business and affairs of the Company, and is responsible generally for assuring that policy decisions of the Board are implemented as adopted. As the Chairman of the Board, Mr. Brussard provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Company does not have a lead independent director. Given the small size of its Board, the fact that all of its directors other than Mr. Brussard are independent, and the fact that all of its four independent directors are actively engaged in Board matters, the Board does not believe that it is necessary to designate one director to this role.

        We believe this Board leadership structure is appropriate for the Company, in that the combined role of Chairman of the Board and Chief Executive Officer promotes unified leadership and direction, allowing for a single, clear focus for management to execute the Company's strategy and business plan while contributing to a more efficient and effective Board. The Board also believes that the Company's strong performance under Mr. Brussard, especially in light of recent industry challenges, demonstrates the effectiveness of its leadership approach.

Risk Oversight

        The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews information regarding the Company's strategic, financial and operational risks. The Company's Compensation Committee oversees the management of risks relating to the Company's compensation policies and practices. The Audit Committee oversees the management of risks associated with accounting, auditing, financial reporting and internal controls over financial reporting. The Audit Committee is responsible for reviewing and discussing the guidelines and policies governing the process by which senior management and the internal auditing department assess and manage the Company's exposure to risk, as well as the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures. The Nominating and Corporate Governance Committee oversees risks associated with the independence of the Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Independent Directors

        The Board has determined that Frederic H. Lindeberg, Peter J. Manning, David K. McKown, and A. Richard Caputo, Jr. are "independent directors" as determined pursuant to the Marketplace Rules promulgated by the National Association of Securities Dealers, Inc. (the "NASDAQ Marketplace Rules") and the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC").

Board Committees

        The Audit Committee is comprised of Peter J. Manning (Chairman), Frederic H. Lindeberg, and David K. McKown (the "Audit Committee"). The Board has determined that Peter J. Manning is an "Audit Committee Financial Expert" as established by the rules and regulations of the SEC. The Audit Committee meets at least quarterly and at each quarterly meeting meets with the independent auditors in an executive session without management present. For information regarding the functions performed by the Audit Committee, please refer to the Report of the Audit Committee included in this Proxy Statement, as well as the Charter of the Audit Committee, attached hereto in Appendix A to this Proxy Statement.

        The Compensation Committee is comprised of David K. McKown (Chairman), Frederic H. Lindeberg, and Peter J. Manning (the "Compensation Committee"). For information regarding the functions performed by the Compensation Committee, please refer to the Compensation Discussion and Analysis and the Compensation Committee Report included in this Proxy Statement, as well as the Charter of the Compensation Committee, attached hereto in Appendix B to this Proxy Statement.

        The Nominating and Governance Committee is comprised of Frederic H. Lindeberg (Chairman), Peter J. Manning, and David K. McKown (the "Nominating and Governance Committee"). For information regarding the functions performed by the Nominating and Governance Committee, please refer to the Charter of the Nominating and Governance Committee, attached hereto in Appendix C to this Proxy Statement.

        The Investment Committee is comprised of A. Richard Caputo, Jr. (Chairman), David F. Brussard and William J. Begley, Jr., the Company's Chief Financial Officer (the "Investment Committee"). The Investment Committee reviews and evaluates, as may be appropriate, information relating to the Company's invested assets and its investment policies, strategies, objectives and activities.

Nominating and Governance Committee Policies

        Pursuant to the Charter of the Nominating and Governance Committee, attached hereto in Appendix C to this Proxy Statement, the Nominating and Governance Committee has developed the following policies and procedures related to the nomination process for directors of the Company and the means by which shareholders may communicate with the Board.

Shareholder Recommendations for Director-Nominees

        The Nominating and Governance Committee will consider recommendations from shareholders as to candidates to be nominated for election to the Board. A shareholder wishing to submit such a recommendation should send a letter to the Secretary of the Company at Safety Insurance Group, Inc., 20 Custom House Street, Boston, Massachusetts 02110, who will forward such recommendations to the Chairman of the Nominating and Governance Committee. Recommendations must be in writing and should include the candidate's name and qualifications for Board membership. This policy is not intended to replace the provisions in the Company's bylaws related to shareholder nominations for director, but rather addresses the Nominating and Governance Committee's position on recommendations from shareholders for potential director-nominees. Shareholders wishing to nominate persons for director must comply with the Company's bylaws and any applicable rules of the SEC.

Director-Nominee Evaluation Process

        The Nominating and Governance Committee intends to utilize a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee will regularly assess the appropriate size of the Board, and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies arise, the Nominating and Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, shareholders, or other persons. In evaluating candidates, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience, and capability on the Board.

Shareholder Communications to the Board

        Shareholders may communicate directly with any member of the Board or the entire Board by sending correspondence to the Office of Investor Relations, Safety Insurance Group, Inc., 20 Custom House Street, Boston Massachusetts 02110, or emailing InvestorRelations@SafetyInsurance.com. Any such correspondence must contain a clear notation indicating that it is a "Shareholder-Director Communication," and must indicate whether the intended recipients are all members of the Board or certain specified individual directors. The Office of Investor Relations will make copies of all such correspondence and circulate them to the appropriate director or directors.

Director Attendance at Annual Meetings

        Directors are encouraged but not required to attend the Company's Annual Meetings. One director attended last year's annual meeting.

Minimum Qualifications for Directors

        In addition to the preceding policies and procedures adopted by the Nominating and Governance Committee, at the direction of the Board, the Board and Nominating and Governance Committee continue to evaluate their position on establishing minimum qualifications for directors. The Board seeks members with diverse business and professional backgrounds and outstanding integrity, judgment, and such other skills and experiences as will enhance the Board's ability to best serve the interest of the Company. Although the Board does not have a formal diversity policy, among the matters reviewed are the candidate's integrity, maturity and judgment, experience, collegiality, expertise, diversity, commitment and independence. The Board has not approved any criteria for nominees for director and believes that establishing such criteria is best left to an evaluation of the needs of the Company at the time the nomination is to be considered. Similarly, the Nominating and Governance Committee has not identified specific, minimum qualifications for director nominees or any specific qualities or skills that it believes are necessary for one or more of our directors to possess.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

        The Audit Committee of the Board selected PricewaterhouseCoopers LLP ("PwC") to continue as the Company's independent registered public accounting firm for 2015. PwC is the Company's independent registered public accounting firm for the most recently completed fiscal year ended December 31, 2014. A representative of PwC is expected to be present at the 2015 Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

        Ratification of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2015 requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote. THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 2 WHICH CALLS FOR THE RATIFICATION OF THE APPOINTMENT OF PWC.

        If our shareholders do not ratify the selection of PwC, the appointment of the independent registered public accounting firm will be reconsidered by our Audit Committee. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders.

Audit Fees Billed for Services Performed Related to 2014 and 2013 Services

Audit Fees

        Aggregate fees billed were $929,025 and $888,860 for 2014 and 2013, respectively. The fees in this category are for professional services rendered in connection with the audits of the Company's annual financial statements, including the Company's internal control over financial reporting, set forth in the Company's Annual Report on Form 10-K, the review of the Company's quarterly financial statements set forth in its Quarterly Reports on Form 10-Q, and the performance of other services that generally only the Company's independent registered public accounting firm can provide, such as consents.

Audit-Related Fees

        Aggregate fees billed were $35,850 and $34,850 for 2014 and 2013, respectively. The fees in this category were for professional services rendered in connection with the employee benefit plan audit.

Tax Fees

        Aggregate fees billed were $53,745 and $65,893 for 2014 and 2013, respectively. The fees in this category were for professional services rendered in connection with tax compliance and tax consulting services.

All Other Fees

        Aggregate fees billed were $1,800 for both 2014 and 2013. The 2014 and 2013 fees in this category were solely for the Company's licensing of PwC proprietary research tools.

        The Audit Committee has considered and determined that the provision of non-audit services provided in 2014 and 2013 are compatible with maintaining PwC's independence.

Audit Committee's Pre-Approval Policies and Procedures

        Our Audit Committee has established a policy that all audit and permissible non-audit services provided by the independent auditors will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the Company's auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. During fiscal years 2014 and 2013, all audit services and all non-audit services provided to the Company by PwC were pre-approved in accordance with the Audit Committee's pre-approval policies and procedures described above.

 PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Board adopted the shareholders' recommendation at the 2011 Annual Meeting and elected to hold a shareholder vote on "say-on-pay" annually. Accordingly, in this Proposal 3, the Company again this year seeks your vote on the following advisory resolution:

        "RESOLVED, that the shareholders of the Company approve, on a non-binding advisory basis, the compensation of the Company's Named Executive Officers listed in the 2014 Summary Compensation Table included in the Proxy Statement for the 2015 Annual Meeting, as such compensation is disclosed pursuant to the disclosure rules of the Securities and Exchange Commission, including the section titled Compensation Discussion and Analysis as well as the compensation tables and other narrative executive compensation disclosures thereafter."

        Our goal for the Company's executive compensation program is to attract, motivate and retain a talented, dedicated and knowledgeable team of executives who will provide leadership for the Company's success in competitive markets. We seek to accomplish this goal in a way that rewards performance and is strongly aligned with our shareholders' long-term interests.

        The Company, the Board of Directors, and the Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined under the heading Compensation Discussion and Analysis in the Proxy Statement. We are committed to paying for performance and making sure our decisions align with the long-term interests of Safety and its shareholders. Since our November 22, 2002 Initial Public Offering through December 31, 2014, Safety has delivered a total of 670% in total return to our shareholders, well above the major indexes and our property-casualty insurance peers. As always, the Board of Directors and the Compensation Committee will continue to review all elements of the executive compensation program and take any steps they deem necessary to continue to fulfill the objectives of the program.

        Shareholders are encouraged to carefully review the Compensation Discussion and Analysis section, the compensation tables and other narrative discussion in the Proxy Statement which discuss in detail our compensation policies and procedures and our compensation philosophy.

        Because your vote is advisory, it will not be binding upon the Company, the Board of Directors, or the Compensation Committee. However, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

        THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE RESOLUTION ABOVE APPROVING THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS

Occupations of Executive Officers

        The table below sets forth certain information concerning our executive officers as of the date of this Proxy Statement.

Name	Age (1)	Position	Years Employed by Safety
David F. Brussard	63	President, Chief Executive Officer and Chairman of the Board	39
William J. Begley, Jr.	60	Vice President, Chief Financial Officer and Secretary	29
James D. Berry	55	Vice President—Insurance Operations	33
George M. Murphy	48	Vice President—Marketing	26
Paul J. Narciso	51	Vice President—Claims	24
David E. Krupa	54	Vice President—Claims Operations	32
Stephen A. Varga	47	Vice President—Management Information Services	22
Edward N. Patrick, Jr.	66	Vice President—Underwriting	41

(1)
As of April 1, 2015.

        David F. Brussard. For information regarding Mr. Brussard, refer above to "Nominees for Director."

        William J. Begley, Jr. was appointed Chief Financial Officer, Vice President and Secretary of the Company on March 4, 2002. Since January 1999, Mr. Begley has been the Chief Financial Officer and Treasurer of the Insurance Subsidiaries. Previously, Mr. Begley served as Assistant Controller of the Insurance Subsidiaries from 1985 to 1987, as Controller from 1987 to 1990 and as Assistant Vice President/Controller from 1990 to 1999. Mr. Begley has been employed by the Insurance Subsidiaries for over 29 years. Mr. Begley also serves on the Audit Committee and Investment Committee of Guaranty Fund Management Services, and is a member of the Board of Directors of the Massachusetts Insurers Insolvency Fund.

        James D. Berry, CPCU, was appointed Vice President of Insurance Operations of the Company on October 1, 2005. Mr. Berry has been employed by the Insurance Subsidiaries for over 33 years and has directed the Company's Massachusetts Private Passenger line of business since 2001. He has served on several committees of Commonwealth Auto Reinsurers ("CAR") including Market Review and Defaulted Brokers, Mr. Berry represents Safety on the Computer Sciences Corporation Exceed advisory council. He also is a member of the Lexis-Nexis Telematics Leadership Panel.

        George M. Murphy, CPCU, was appointed Vice President of Marketing on October 1, 2005. Mr. Murphy has been employed by the Insurance Subsidiaries for over 26 years and most recently served as Director of Marketing.

        Paul J. Narciso was appointed Vice President of Casualty Claims of the Company on August 5, 2013. Mr. Narciso has held various adjusting and claims management positions with the Company since 1990. Mr. Narciso has 27 years of claim experience having worked at two national carriers prior to joining Safety. He currently serves on the Governing Board of the Massachusetts Insurance Fraud Bureau.

        David E. Krupa, CPCU, was appointed Vice President of Property Claims of the Company on March 4, 2002. Mr. Krupa has served as Vice President of Claims of the Insurance Subsidiaries since July 1990 and has been employed by the Insurance Subsidiaries for over 32 years. Mr. Krupa was first employed by the Company in 1982 and held a series of management positions in the Claims Department before being appointed Vice President in 1990. Mr. Krupa is a member of the Auto Damage Appraisers Licensing Board of Massachusetts. In addition, Mr. Krupa has been a member of several claims committees both at the Automobile Insurers Bureau of Massachusetts and CAR.

        Stephen A. Varga, was appointed Vice President of Management Information Systems of the Company on August 6, 2014. Mr. Varga has held various information technology positions with the Company since 1992 and most recently served as Senior Director of MIS since 2004..

        Edward N. Patrick, Jr. was appointed Vice President of Underwriting of the Company on March 4, 2002. Mr. Patrick has served as Vice President of Underwriting of the Insurance Subsidiaries since 1979 and as Secretary since 1999. He has been employed by one or more of our subsidiaries for over 41 years. Mr. Patrick has served on several committees of CAR, including the MAIP Steering, Actuarial, Market Review, Servicing Carrier, Statistical, Automation, Reinsurance and Operations Committee. Mr. Patrick is also on the Board of Directors of the Massachusetts Property Insurance Underwriting Association (FAIR Plan).

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

        Our compensation program objective is to attract and retain individuals key to our future success, to motivate and reward employees in achieving our business goals and to align the long-term interests of employees with those of our shareholders. We are committed to paying for performance and making sure our decisions align with long-term interests of Safety and its shareholders.

        In this section, we discuss and analyze our compensation practices with respect to Messrs. Brussard, Begley, Berry, Murphy, and Patrick, who are respectively, our Chief Executive Officer, Chief Financial Officer, and three other highest paid executives (collectively, our "Named Executive Officers").

Executive Summary

        The purpose of this summary is to help our investors understand Safety's approach to executive compensation, specifically understanding what we pay our executives, how we pay them, and why. We are committed to paying for performance and making sure our decisions align with long-term interests of Safety and its shareholders.

        The Compensation Committee (the "Committee") is responsible for executive compensation at Safety. The Committee is comprised entirely of independent directors. The Committee engages Pay Governance, a leading independent executive compensation consulting firm, to help guide them in implementing best pay practices and help ensure strong pay and performance alignment. Highlights and features of our shareholder-friendly pay practices include:

  •
  A performance-based share program, which measures our performance over a three-year period and is specifically tied to total shareholder return ("TSR") (1) and combined ratio, which is a standard insurance industry profitability metric. We believe that maintaining a long-term performance-based share program in combination with our existing performance-based annual cash bonus will help ensure strong pay and performance alignment.

  •
  A "double trigger" rather than "single trigger" vesting acceleration in a potential change of control. For the vesting of shares to accelerate, the executive would need to be terminated and a change of control would have to occur.

  •
  No tax gross-ups for potential excise tax that might be incurred if a change of control were to occur.

  •
  Our equity plan prohibits share recycling and repricing of stock options without advance approval of shareholders.

  •
  Robust stock ownership guidelines for our executives and Directors.

  •
  A recoupment or "clawback" policy for incentive compensation awarded to executives in the event of an accounting restatement during a three-year period in cases of material fraud, misstatement or misconduct.

  •
  An insider trading policy that prohibits the hedging or pledging of the Company's equity securities.

(1)
TSR = share price appreciation + dividends

Long-term Performance

        Below are some highlights of our long-term performance.

  •
  Strong absolute and relative TSR over 1, 3 and 5-year periods

  •
  TSR of 670% from our November 22, 2002 Initial Public Offering ("IPO") through December 31, 2014, well above the major indexes and our property-casualty insurance peers

  •
  Steady book value per share growth in a challenging economic and low-interest rate environment (book value is a key metric for measuring intrinsic value at insurance companies)

Time Period *	TSR	Book Value Per Share Growth
1 year	19%	4%
3 years	82%	9%
5 years	123%	15%

*
1 year represents year-over-year growth while 3 and 5 years represent cumulative growth (e.g., for 3 years represents growth from December 31, 2011 through December 31, 2014; for 5 years represents growth from December 31, 2009 through December 31, 2014)

2014 Accomplishments and CEO Pay

        2014 was a strong year for our Company as we achieved the following accomplishments:

  •
  Earnings per share ("EPS") was $3.93 in 2014 as compared to $4.00 in 2013. Earnings before income taxes ("EBIT") (2) was $83.3 million in 2014 compared to $87.7 million in 2013. The Compensation Committee believes that EBIT is an effective measure for assessing annual profitability and company performance. It is the core metric used in the annual incentive plan under which cash bonus payouts are tied directly to EBIT.

  •
  Direct written premiums, a proxy for revenue growth, increased by 4.6% from $731.7 million to $765.7 million.

  •
  Combined ratio, another measure of profitability, which is the sum of our loss and expense ratio, remained relatively constant at 97.1% in 2014 compared to 96.5% in 2013.

        As a result of our strong performance in 2014, our CEO, David Brussard, received actual Total Direct Compensation ("TDC") (3) of approximately $2.8 million, which was down slightly from $2.9M in 2013. The Committee was confident that the 2014 compensation awards, and the performance-based measures established at the start of 2014 are a fair reflection of the year's achievements.

Say on Pay Results

        Safety's Board of Directors takes its duty to the Company and its shareholders seriously. We strive to follow good process, apply our best judgment, and make the best decisions we can to make Safety an even stronger and more valuable company. Our ability to perform that role is greatly enhanced when we receive thoughtful and constructive feedback from our shareholders. Our shareholders responded very favorably to our executive compensation program and we received 96% support in our 2014 Say on Pay vote. We continue to welcome your input and feedback on our approach to executive compensation and these disclosure materials. We look forward to receiving your continued support on our upcoming say-on-pay vote.

Objectives of the Company's Compensation Program

        The Committee is responsible for recommending to the Board compensation for the CEO and for determining the compensation of the other executive officers. The Committee acts pursuant to a charter that has been approved by the Board. The Committee bases its compensation policies and decisions on the following principles.

  •
  Compensation should be structured to allow us to motivate, retain and attract executive talent.

  •
  Compensation should be directly linked to the Company's and individual's performance as well as the individual's level of responsibility.

  •
  Compensation should be driven by our long-term financial performance and in doing so work to align the interests of management and shareholders.

  •
  Compensation should reflect the value of each officer's position in the marketplace and within the Company.

(2)
EBIT = Earnings before interest and taxes, also equal to net income plus interest and tax expense

(3)
Total Direct Compensation (TDC) = Base salary + actual bonus + value of long-term incentive grants. TDC is a standard measure used for gauging annual compensation—it excludes the "All Other Compensation" column which typically includes benefits, so it is less than the "Total" column in the Summary Compensation Table (see page 24)

        The Committee annually reviews executive performance and compensation, including base pay, annual cash incentives, and equity awards for our executives. The Committee considers specific recommendations regarding compensation for other executives from the CEO and reviews the CEO's annual assessment of other executives' performance. Our Committee makes a final determination of compensation amounts for our CEO and other executives with respect to each of the elements of the executive compensation program for actual compensation based on performance in the preceding year and target compensation for the current year.

Policies and Practices Related to the Company's Compensation Program

        We strive to create an overall compensation package for each Named Executive Officer that satisfies these objectives, recognizing that certain elements of compensation are better suited to reflect different compensation objectives. Our primary goal is to provide strong performance-based total compensation plans that enable us to provide highly competitive compensation when our performance leads the peer group and industry.

Compensation Consultant and Compensation Study

        The Committee selected and directly engaged Pay Governance as its compensation consultant. Pay Governance receives compensation only for services related to executive compensation issues, and neither it nor any affiliate company provides any other services to the Company. Pay Governance reports directly to the Committee and is responsible for reviewing Committee materials, attending Committee meetings, assisting the Committee with program design and generally providing advice and counsel to the Committee as compensation issues arise. Based on the consideration of the various factors as set forth in the rules of the SEC, the Compensation Committee has determined that its relationship with Pay Governance and the work of Pay Governance on behalf of the Committee has not raised any conflict of interest.

        As part of its review of the compensation of executive management at the Company, Pay Governance recommended and the Committee approved the following thirteen companies which comprise the Company's peer group for 2014 as follows:

    Baldwin & Lyons, Inc.
    Donegal Group, Inc.
    EMC Insurance Group, Inc.
    Employers Holdings, Inc.
    Hallmark Financial Services, Inc.
    Hanover Insurance Group, Inc.
    Horace Mann Educators Corporation
    Infinity Property & Casualty Corporation
    Mercury General Corporation
    National Interstate Corporation
    Selective Insurance Group, Inc.
    State Auto Financial Corporation
    Universal Insurance Holdings

This year, Tower Group, which was acquired by ACP Re, was excluded; Universal Insurance Holdings is a new compensation peer in 2014.

Equity Grant Practices

        The grant date of our equity awards is scheduled in advance and is based on the timing of the completion of our annual performance and compensation review process. We have not granted stock options to our Named Executive Officers since 2003 and none of our Named Executive Officers hold any Company stock options.

Stock Ownership Guidelines

        We have stock ownership guidelines for our Named Executive Officers to help ensure alignment of our Named Executive Officers' interests with those of our shareholders. Stock ownership guidelines are set as a multiple of annual base salary divided by the current share price on the date of the annual evaluation. The multiple of annual base salary for the CEO is set at five, and for the remaining executive officers is set at three. All of our Named Executive Officers currently meet these guidelines.

        Our Directors are also subject to stock ownership guidelines, which require them to have a value four times their annual cash retainer. A director must meet this requirement within five years of becoming a director. All our Directors currently meet the guideline. As part of our insider trading policy, our executives and directors are already subject to an anti-hedging policy that prohibits them from purchasing financial instruments that are designed to hedge or offset any fluctuations in the market value of the Company's equity securities they hold. The insider trading policy also prohibits the pledging of the Company's equity securities.

Elements of Executive Compensation

        The Committee, after reviewing information provided by Pay Governance, determines what it believes to be the appropriate level for cash and non-cash compensation components. After receiving the results of the Pay Governance study and considering our compensation philosophy and the actual practices of the selected peer group, the Committee determined that the elements of targeted overall compensation for executive officers should include the following:

Pay at Risk

        A significant percentage of each named executive's target total direct compensation is "pay at risk" through long-term equity awards and annual incentive awards that are linked to actual performance. The Committee believes that the executive pay at Safety should contain a high percentage of pay at risk consistent with our pay for performance philosophy. For example in 2014, Safety's CEO had 68% of his target pay (target annual incentive and long-term incentives) at risk which was above that of peer CEOs according to the Pay Governance executive benchmarking report. The actual mix of compensation for 2014 for our CEO is shown in the chart below.

Base Salaries

        Base salaries are generally targeted at the median (50th percentile) of peer group companies and reflect the roles, responsibilities and individual performance of the executives. In 2014, in accordance with the executive officers' employment contracts, salary increases were based on the change in cost of living for the Boston metropolitan market as reported by the U.S. Department of Labor statistics. The salaries of the Chief Financial Officer and Vice President of Marketing were also adjusted in 2014 to reflect current market conditions.

Annual Cash Incentives

        The purpose of the Annual Performance Incentive Plan is to provide designated key executive employees with meaningful financial rewards for the accomplishment of our annual financial and strategic objectives. This annual cash incentive compensation award directly reflects the actual performance of the Company. This direct reflection of Company performance is illustrated by the 2014 awards, under which, as discussed below, performance results were between the target and maximum payout (specifically, 125% of target), and accordingly, incentives were earned by and paid to our Named Executive Officers at this level of performance.

        Under the Annual Performance Incentive Plan, once the threshold performance level (as defined by the Committee annually) has been achieved, the payouts may range from 50% to 150% of the target payout. In addition, Mr. Brussard's employment agreement with the Company provides for a minimum annual cash incentive award of not less than 35% of the total cash incentive awards paid in such year to officers who hold such positions entitled Vice President or higher.

        The 2014 payout opportunity for our executive officers ranged as follows:

	% of Salary Payable
Position	Threshold	Target	Maximum
Chief Executive Officer	40%	80%	120%
Other Executive Officers	30%	60%	90%

        On or before the end of the first 90 days of each fiscal year, the Committee selects the participants to whom incentive awards are granted, establishes the target incentive awards, and establishes the performance objective or objectives that will determine the dollar amount available for these incentive awards. Performance objectives are based upon the relative or comparative achievement of one or more of the following criteria, as determined by the Committee: net income, EBIT, EPS, return on shareholders' equity, expense management, profitability of an identifiable business unit or product, ratio of claims to revenues, revenue growth, earnings growth, total shareholder return, cash flow, return on assets, operating income, net economic profit (operating earnings minus a charge for capital), customer satisfaction, agency satisfaction, employee satisfaction, quality of services, strategic innovation, or any combination of the foregoing.

        For 2014, the financial measure established by the Committee was annual EBIT. Our Committee believes that EBIT provides an effective means of directly linking executive compensation to our shareholders' interests. EBIT is equal to our net income plus our interest expense and our income tax expense. The target goal for 2014 was $66.7 million and was based on the average of the actual EBIT achievements for 2012 and 2013 on which the executives were paid bonuses. This means that if the actual EBIT achievement was above 150% of that year's target, the goal setting calculation uses the 150% achievement for determining the two-year average. This practice avoids penalizing the executives for over achievement and creating unachievable performance goals. The two-year average also enables us to set targets that provide for a reasonable time to adjust to factors that are out of the Company's control, such as changes in regulatory requirements or unusual weather occurrences. Once the target goal is set, the range of performance is 50% (threshold) to 150% (exceptional) of this target, and the payouts are based on achievement relative to the goal. The Committee prorates the payouts within this range to correspond to the actual performance.

        For 2014, our actual financial performance of $83.3 million was 125% of our $66.7 million target EBIT and this resulted in a 125% of target payout. Messrs. Brussard, Begley, Berry, Murphy, and Patrick earned the following annual incentive awards in 2014: $828,430, $300,000, $197,760, $262,500, and $268,800, respectively. In 2013, our financial performance for EBIT was 208% of target which resulted in a 150% payout of target.

Long-Term Incentives

        We use our 2002 Management Omnibus Incentive Plan (the "Omnibus Incentive Plan") to grant long-term equity-based incentive awards. A description of the Omnibus Incentive Plan can be found in the narrative following the Grants of Plan-Based Awards table. Long-term incentive compensation, which may include nonqualified stock options, incentive stock options, stock appreciation rights and restricted stock awards, is intended to reinforce the long-term growth in shareholder value of the Company by linking pay to the value of our shares. The amounts awarded annually are based on the performance of the Company. The actual amount awarded and accumulated reflects our historical performance.

        On March 11, 2014, the Committee, after reviewing information provided by Pay Governance, determined what it believed to be the appropriate level of each of the various compensation components. Based upon the Company's performance in 2013, the Committee awarded restricted stock at a total market value of $3,150,000 on the date of the grant. The Committee awarded approximately 35% of the shares to Mr. Brussard, and 65% to the remaining executive officers. The distribution among the remaining officers was made by the Committee, after reviewing the recommendations of the CEO. The executives were granted 55% of their overall LTI mix in the form of performance-based restricted shares, while the remaining 45% were in the form of time-based restricted shares. Such distribution resulted in 19,522 shares being granted to Mr. Brussard, 7,986 shares being granted to Mr. Begley, 6,655 shares being granted to Mr. Berry, 8,874 shares being granted to Mr. Murphy, and 1,331 shares being granted to Mr. Patrick.

        As noted above, executives are granted 55% of their overall LTI mix in the form of performance-based restricted shares, while the remaining 45% is in the form of time-based restricted shares. The performance share design has the following features: three-year performance measurement period tied to the Company's relative TSR versus its property-casualty insurance company peers (weighting of 40%) and Safety's three-year average combined ratio (weighting of 60%), which is a standard insurance industry profitability metric. The Committee believes that a three-year average combined ratio is a strong long-term proxy for performance, and used with relative TSR will ensure strong pay and performance alignment while ensuring sufficient line of sight for executives. Actual payouts can range from 0% to 200%, depending on actual performance. The TSR portion of the performance share design employs a shareholder friendly feature that caps payout to 100% of target if absolute TSR is negative (even though the Company might have exceeded target in the relative TSR metrics). The earned performance shares will cliff vest after the three-year performance period based on the performance measures attained.

        At December 31, 2014, the performance awards granted on March 11, 2014 and March 11, 2013 would be projected to payout at 148% and 157% respectively. These amounts are calculated based on the Company's actual combined ratio to date, as well as relative TSR performance (compared to its performance peer group) to date. Final actual results may differ and will continue to be calculated until the end of each award's applicable performance period.

Performance-Based Nonqualified Deferred Compensation

        We maintain a nonqualified deferred compensation plan, the Executive Incentive Compensation Plan (the "EICP") to further our objective of providing our executive officers with compensation that is competitive with that provided by comparable companies. The EICP is a performance-based program that allocates 1.75% of our insurance subsidiaries annual consolidated statutory net income to a pool that is then distributed as deferred compensation to the eligible executives. The amount allocated is based on the total annual cash compensation (salary plus annual incentive received, or deferred, in the year) of the eligible executives. Our insurance subsidiaries achieved a combined statutory net income of $55.3 million in 2014 and Messrs. Brussard, Begley, Berry, Murphy, and Patrick earned the following allocations under the EICP in 2014: $376,176, $140,046, $104,652, $129,234, and $115,872, respectively. The allocations are retained by the Company, invested in mutual funds, and only paid to the executive upon employment termination or a change in control as defined in the EICP.

        The EICP also provides a deferred compensation benefit with a supplemental matching provision similar to our 401(k) plan. Our intention is to provide additional retirement benefits to eligible executives in the absence of a traditional defined benefit pension arrangement. The provision enables the executive officer to elect to defer amounts from current compensation above the federally limited amount that can be deferred under our tax-qualified 401(k) plan and receive an employer matching contribution on such supplemental deferrals. In accordance with the EICP, we make a matching contribution annually at the close of each plan year in an amount equal to 75% of the participant's elective deferrals under the plan up to a maximum amount of 8% of the participant's compensation. The participant's compensation for this purpose means the participant's base salary and annual incentive received (or deferred) in the plan year. Amounts deferred under the EICP do not include amounts deferred under the 401(k) plan, thus our matching contributions under the EICP do not include amounts we have matched under the 401(k) plan. We made the following employer matching contributions for 2014 to the EICP on behalf of the Named Executive Officers: Mr. Brussard—$91,570; Mr. Begley—$24,995; Mr. Berry—$14,112; Mr. Murphy—$22,985; and Mr. Patrick—$23,436.

        A description of our Named Executive Officers' benefits under the EICP and other material terms of the EICP can be found in the narrative following the Nonqualified Deferred Compensation Plan table.

Other Employee Benefits

        In addition to the main elements of compensation previously discussed in this section, our Named Executive Officers are eligible for the same welfare and other benefits as are available to all of our employees. These benefits include medical and dental insurance, short-term and long-term disability insurance, life and accidental death insurance, and a 401(k) plan. The 401(k) plan allows employees to contribute on a pre-tax basis up to the maximum allowed under federal law. At the close of each plan year, the Company makes a matching contribution equal to 100% of the amount each participant contributed during the plan year from their total pay, up to a maximum amount of 8% of the participant's base salary, provided the participant is employed on the last day of the plan year. We have no defined benefit pension plan for employees at this time.

        We provide our Named Executive Officers with limited perquisites that the Committee believes are reasonable and competitive. In 2014, these perquisites included use of an automobile and an automobile parking space.

Section 162(m)

        Section 162(m) of the Internal Revenue Code of 1986, as amended (Code Section 162(m)) provides that certain compensation paid in excess of $1 million to the Chief Executive Officer, Chief Financial Officer, or any of the other three most highly compensated executive officers of a public company will not be deductible for federal income tax purposes unless such compensation is paid in accordance with one of the listed exceptions described in Code Section 162(m). However, certain forms of performance-based compensation are excluded from the $1 million deduction limitation, if certain requirements are met. The Committee generally seeks, where feasible and consistent with its overall compensation philosophy and objectives, to structure incentive compensation granted to our executive officers in a manner that is intended to minimize or eliminate the impact of Code Section 162(m). The deductibility of some types of compensation payments, however, can depend upon numerous factors, including plan design, the timing of the vesting of compensation awards or the exercise of previously granted rights. In addition, tax deductibility is not the sole factor used by the Committee in setting compensation. Corporate objectives may not necessarily align with the requirements for full deductibility under Code Section 162(m). Accordingly, the Committee may grant awards such as time-based restricted stock awards and/or enter into compensation arrangements under which payments are not deductible under Code Section 162(m) if the Committee determines that such non-deductible arrangements are otherwise in the best interests of our shareholders. Also interpretations of, and changes in, applicable tax laws and regulations, as well as other factors beyond our control, also can affect deductibility of certain compensation. As a result of these various factors, and in order that the Committee retains flexibility in awarding compensation, there may be situations when compensation paid will not be tax deductible in accordance with Code Section 162(m).

Compensation Committee Report

        The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and Form 10-K.

DAVID K. MCKOWN, CHAIRMAN FREDERIC H. LINDEBERG PETER J. MANNING

        The above report of the Compensation Committee of the Board of Directors does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

Compensation Policies and Practices as They Relate to the Company's Risk Management

        The Compensation Committee considers, among other things, in establishing and reviewing our executive compensation program, whether the program pays the executives for performance and whether the program encourages unnecessary or excessive risk taking. The Compensation Committee reviews annually the principal components of executive compensation and believes that our allocation of compensation among base salary and annual and long-term incentives encourages our executives to deliver strong results for our shareholders without taking excessive risk. We set base salaries at levels that provide our executives with assured cash compensation that, when combined with annual and long-term incentive awards, motivates them to perform at a high level without encouraging inappropriate risk taking to achieve a reasonable level of compensation. With respect to incentive opportunities under our annual incentive plan, we believe that our use of measurable corporate financial performance goals and multiple performance levels associated with minimum, target and maximum achievable payouts, together with the Compensation Committee's discretion to reduce awards, serve to mitigate against excessive risk-taking. We also believe that our strategic balancing of annual incentives and long-term incentives in the form of restricted stock and performance shares, with multi-year vesting schedules, encourages our executives to deliver incremental value to our shareholders while discouraging short-term risk taking that could negatively affect the value of their long-term awards. The Company's robust stock ownership guidelines combined with high level executive stock ownership additionally help mitigate short-term risk-taking. The Compensation Committee believes that these incentive plans appropriately balance risk, payment for performance and the desire to focus executives on specific financial and leadership measures and that they do not encourage unnecessary or excessive risk taking. We believe that the Company's compensation policies and practices for all employees, including non-executive officers, are reasonable and do not create any material risk or adverse effect on the Company.

 Summary Compensation Table

        The following table shows the cash and non-cash compensation for the 2014, 2013 and 2012 fiscal years awarded to or earned by the five individuals who served as our CEO, CFO, and the three other most highly compensated executive officers (the "Named Executive Officers" or "NEOs").

Name and Principal Position	Year	Salary	Time Vested Stock Awards (1)	Performance Based Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
David F. Brussard	2014	$828,426	$495,000	$605,000	$828,430	$593,690	$3,350,546
	2013	821,037	495,000	605,000	985,240	619,507	3,525,784
	2012	804,939	1,150,000	—	973,734	555,386	3,484,059
William J. Begley, Jr.	2014	400,000	202,500	247,500	300,000	225,013	1,375,013
	2013	337,881	202,500	247,500	304,090	212,251	1,304,222
	2012	331,257	400,000	—	296,849	194,026	1,222,132
James D. Berry	2014	263,682	168,750	206,250	197,760	169,955	1,006,397
	2013	261,330	168,750	206,250	235,200	51,534	923,064
	2012	232,914	325,000	—	208,719	54,045	820,678
George M. Murphy	2014	350,000	225,000	275,000	262,500	206,334	1,318,835
	2013	279,807	191,250	233,750	251,830	195,070	1,151,707
	2012	274,320	425,000	—	245,829	176,479	1,121,628
Edward N. Patrick, Jr.	2014	358,404	33,750	41,250	268,800	190,596	892,801
	2013	355,206	101,250	123,750	319,690	198,441	1,098,337
	2012	348,240	250,000	—	312,073	171,542	1,081,855

(1)
This column shows the grant date fair value of stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The fair value per share of the stock awards is equal to the closing price of the Company's common stock on the grant date. Information concerning the stock awards is shown in the table below.

Grant Date	Grant Price
March 11, 2014	$54.35
March 11, 2013	$46.96
March 8, 2012	$41.75
(2)
This column shows the grant date fair value of stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The fair value per share of the stock awards under the combined ratio performance award calculation is equal to the closing price of the Company's common stock on the grant date referenced in footnote (1). The fair value per share of the stock awards under the TSR performance award calculation is equal to a fair value determined using a Monte-Carlo scenario based fair value calculation.

(3)
The amounts under this column consist of annual cash incentive awards earned in 2014, 2013 and 2012 under the Annual Performance Incentive Plan.

(4)
The amounts under this column include the following items for 2014:

Name	EICP Deferred Compensation Bonus	EICP Company Match	401(k) Plan Company Match	Dividends on Restricted Shares	Other Compensation (A)	Total
David F. Brussard	$376,176	$91,570	$20,800	$78,987	$26,157	$593,690
William J. Begley, Jr.	$140,046	24,995	20,800	29,793	$9,379	225,013
James D. Berry	$104,652	14,112	20,800	24,543	$5,848	169,955
George M. Murphy	$129,234	22,985	17,500	30,999	$5,626	206,344
Edward N. Patrick, Jr.	$115,872	23,436	20,800	14,128	$16,360	190,596

(A)
Other Compensation includes Company paid term life insurance premium for coverage exceeding $50,000 (Mr. Brussard—$7,603, Mr. Begley—$7,579, Mr. Berry—$4,048, Mr. Patrick—$14,560, and Mr. Murphy—$1,734), use of Company automobile by Mr. Brussard—$14,954 and Mr. Murphy—$2,092, and Company paid parking ($1,800 each to Mr. Brussard, Mr. Begley, Mr. Berry, Mr. Patrick, and Mr. Murphy).

 Grants of Plan-Based Awards

        The following table summarizes the 2014 grants of non-equity and equity plan-based awards to the NEOs. The non-equity plan-based awards were granted under the Annual Performance Incentive Plan and the equity plan-based awards were granted under the Omnibus Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards— Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
David F. Brussard	3/11/2014	$—	$—	$—	19,522	$1,100,000
	—	331,370	662,741	994,111	—	—
William J. Begley, Jr.	3/11/2014	—	—	—	7,986	450,000
	—	160,000	240,000	360,000	—	—
James D. Berry	3/11/2014	—	—	—	6,655	375,000
	—	79,105	158,209	237,314	—	—
George M. Murphy	3/11/2014	—	—	—	8,874	500,000
	—	105,000	210,000	315,000	—	—
Edward N. Patrick, Jr.	3/11/2014	—	—	—	1,331	75,000
	—	107,521	215,042	322,564	—	—

(1)
These columns represent the range of cash bonus incentive payouts that were targeted for fiscal 2014 performance under the Annual Performance Incentive Plan as described above in Compensation Discussion and Analysis. Although the table refers to these payouts in future terms, they have already been earned and paid to the NEOs. The actual cash bonus incentive amounts paid are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table

(2)
This column represents restricted stock awarded in fiscal 2014 under the Omnibus Incentive Plan. The stock awarded is a combination of performance-based restricted shares representing 55% of the total and time-based restricted shares, representing 45% of the total. The awards were both effective March 11, 2014. The performance-based awards vest depending upon the attainment of pre-established performance objectives at the conclusion of the performance period in 2017. See Restricted Stock Awards below for a description of the performance objectives. The time-based restricted stock vests over three years with installments of 30% on March 11, 2015, 30% on March 11, 2016, and the remaining 40% on March 11, 2017, provided the grantee is still an employee of the Company on such dates. The awards can also vest in certain termination and change in control scenarios, as discussed below in Potential Payments Upon Termination or Change in Control.

(3)
This column shows the grant date fair value of stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The fair value per share of the time-based stock awards is equal to the closing price of the Company's common stock on the grant date. The fair value per share of the stock awards under the combined ratio performance award calculation is equal to the closing price of the Company's common stock on the grant date. The fair value per share of the stock awards under the TSR performance award calculation is equal to a fair value determined using a Monte-Carlo scenario based fair value calculation.

Employment Agreements

        David F. Brussard.    Under his employment agreement with us, Mr. Brussard had agreed to serve as CEO and President of the Company for a five-year term which ended December 31, 2009. Prior to its amendment in December 31, 2012, the agreement automatically renewed for successive one-year terms, subject to at least 180 days advance notice by either party not to renew the employment agreement. Commencing with the December 31, 2013 expiration date, the employment agreement was amended to require formal action to renew for an additional one-year term by the Compensation Committee at least 90 days in advance of the scheduled expiration date, unless Mr. Brussard notifies the Company of his decision to decline any additional term before at least 120 days prior to this scheduled expiration date. The Compensation Committee approved the renewal of Mr. Brussard's contract in 2014 for an additional one-year term. Under the terms of the employment agreement,

Mr. Brussard is entitled to receive an initial annual base salary of $675,000, to be increased on an annual basis to reflect increases in the cost of living index specified therein or as otherwise determined by the Board or the Committee. As determined in the sole discretion of the Board, Mr. Brussard is also eligible to receive an annual bonus based on performance. The employment agreement provides that if such an annual bonus is earned, it will not be less than 35% of the total amount of bonuses paid in such year to officers of the Company who hold positions entitled Vice President or higher. Mr. Brussard is also entitled to other benefits, including reimbursement of expenses, paid vacations, health, life and other similar insurance benefits and use of a Company car, all as determined by the Board.

        Other Named Executive Officers.    We entered into employment agreements with Mr. Begley, and Mr. Patrick effective November 8, 2004, with and Mr. Berry and Mr. Murphy, effective October 1, 2005. Messrs. Begley's, Berry's, and Patrick's employment agreements provided for an initial three-year term which ended December 31, 2007. Mr. Berry's and Mr. Murphy's employment agreements provided for an initial term of three years and three months, which ended December 31, 2008. Until December 31, 2012, these employment agreements automatically renewed for successive one-year terms, subject to at least 180 days advance notice by either party not to renew the employment agreement. Commencing with the December 31, 2013 expiration date, the employment agreements were amended to require formal action to renew for an additional one-year terms by the Compensation Committee at least 90 days' in advance of the scheduled expiration date, unless the executive notifies the Company of his decision to decline any additional term before at least 120 days prior to this scheduled expiration date. The Compensation Committee approved the renewal of these contracts in 2014 for an additional one-year term. Under their respective employment agreements, Messrs. Begley, Berry, Murphy, and Patrick are entitled to receive initial annual base salaries of $250,000, $150,000, $150,000, and $290,000, respectively, to be increased on an annual basis to reflect increases in the cost of living index specified therein or as otherwise determined by the Board or the Committee. As determined in the sole discretion of the Board or the Committee, Messrs. Begley, Berry, Murphy, and Patrick are each eligible to receive an annual bonus based on performance. In addition, Messrs. Begley, Berry, Murphy, and Patrick are also entitled to other benefits, including reimbursement of expenses, paid vacations, health, life and other similar insurance benefits.

Omnibus Incentive Plan

        The Omnibus Incentive Plan provides for a variety of awards, including nonqualified stock options, incentive stock options, stock appreciation rights and restricted stock awards. The Committee has broad authority to administer the Omnibus Incentive Plan, including the authority to select plan participants, determine when awards will be made, determine the type and amount of awards, determine the exercise price of options and stock appreciation rights, determine any limitations, restrictions or conditions applicable to each award, determine the terms of any instrument that evidences an award including accelerated vesting of any award, determine the manner in which awards may be exercised and interpret the Omnibus Incentive Plan's provisions.

        The Omnibus Incentive Plan also contains provisions applicable upon a change in control. A description of these provisions and the effect they would have on the Named Executive Officers' outstanding awards can be found in the section entitled Potential Payments Upon Termination or Change in Control. Under the Omnibus Incentive Plan, unless otherwise provided in an award agreement, upon a termination by the Company for a reason other than for cause or disability, all unvested shares of restricted stock which were not granted during the year of termination will vest.

Restricted Stock Awards

        In 2014, the Committee approved time-based restricted stock awards for our Named Executive Officers under our Omnibus Incentive Plan. Provided there is no termination in service, the shares vest on March 11, 2015, 2016 and 2017 with respect to 30%, 30%, and 40% of the shares, respectively. The awards can also vest in certain termination and change in control scenarios, as discussed below in Potential Payments Upon Termination or Change in Control. The shares have voting and dividend rights and are held in custody by the Company during the period of restriction.

        In addition to time-based awards, the Committee approved performance-based restricted stock awards for our Named Executive Officers. These performance shares will cliff vest after a three-year performance period provided certain performance measures are attained. A portion of these awards, which contain a market condition, vest according to the level of total shareholder return achieved by the Company compared to its property-casualty insurance peers over a three-year period. The remainder, which contain a performance condition, vest according to the level of Company's combined ratio results compared to its property-casualty insurance peers over the same three-year performance period.

        Actual payouts can range from 0% to 200% of target shares awarded depending upon the level of achievement of the respective market and performance conditions during a three fiscal-year performance period ending at the end of 2016. Compensation expense for performance-based share awards is based on the probable number of awards expected to vest using the performance level most likely to be achieved at the end of the performance period. Performance-based awards with market conditions are accounted for and measured differently from an award that has a performance or service condition. The effect of a market condition is reflected in the award's fair value on the grant date. That fair value is recognized as compensation cost over the requisite service period regardless of whether the market-based performance objective has been satisfied.

Equity Compensation Plan Information

        The following table sets forth information regarding all of our equity compensation plans as of December 31, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders (1)	12,700	$42.85	453,930
Equity compensation plans not approved by shareholders	—	—	—

Total	12,700	$42.85	453,930

(1)
The equity compensation plan approved by shareholders is the 2002 Management Omnibus Incentive Plan, as amended, which we refer to in this Proxy Statement as the Omnibus Incentive Plan.

        In addition to being available for future issuance upon exercise of stock options and stock appreciation rights, the 453,930 shares remaining available under the plan may also be issued in connection with restricted stock awards. The plan was amended in March of 2013 to remove share recycling plan provisions. Shares of stock covered by an award under the plan that are forfeited are no longer available for issuance.

Outstanding Equity Awards at Fiscal Year-End

        The following table shows the unvested restricted stock held at fiscal year-end December 31, 2014 by the NEOs.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (6)
David F. Brussard
Restricted Stock (1)	11,018	705,262
Restricted Stock (2)	7,379	472,330
Restricted Stock (3)	12,884	824,705
Restricted Stock (4)	9,108	583,003
Restricted Stock (5)	10,414	666,600
William J. Begley, Jr.
Restricted Stock (1)	3,833	245,350
Restricted Stock (2)	3,018	193,182
Restricted Stock (3)	5,271	337,397
Restricted Stock (4)	3,726	238,501
Restricted Stock (5)	4,260	272,683
James D. Berry
Restricted Stock (1)	3,114	199,327
Restricted Stock (2)	2,516	161,049
Restricted Stock (3)	4,392	281,132
Restricted Stock (4)	3,105	198,751
Restricted Stock (5)	3,550	227,236
George M. Murphy
Restricted Stock (1)	4,072	260,649
Restricted Stock (2)	2,851	182,493
Restricted Stock (3)	4,977	318,578
Restricted Stock (4)	4,140	265,001
Restricted Stock (5)	4,734	303,023
Edward N. Patrick, Jr.
Restricted Stock (1)	2,396	153,368
Restricted Stock (2)	1,509	96,591
Restricted Stock (3)	2,635	168,666
Restricted Stock (4)	621	39,750
Restricted Stock (5)	710	45,447

(1)
Represents restricted stock awards effective March 8, 2012, which vest over three years with installments of 30% on March 8, 2013, 30% on March 8, 2014, and the remaining 40% on March 8, 2015, provided the grantee is still our employee on such dates.

(2)
Represents time-based restricted stock awards effective March 11, 2013, which vest over three years with installments of 30% on March 11, 2014, 30% on March 11, 2015, and the remaining 40% on March 11, 2016, provided the grantee is still our employee on such dates.

(3)
Represents performance-based restricted stock awards effective March 11, 2013. Vesting of these shares is dependent upon the attainment of pre-established performance objectives, and any difference between shares granted and shares earned will be calculated at the end of the performance period.

(4)
Represents time-based restricted stock awards effective March 11, 2014, which vest over three years with installments of 30% on March 11, 2015, 30% on March 11, 2016, and the remaining 40% on March 11, 2017, provided the grantee is still our employee on such dates.

(5)
Represents performance-based restricted stock awards effective March 11, 2014. Vesting of these shares is dependent upon the attainment of pre-established performance objectives, and any difference between shares granted and shares earned will be calculated at the end of the performance period.

(6)
The amounts in this column were calculated using a per share value of $64.01, the closing market price of a share of our common stock on December 31, 2014.

        There were no unexercised stock options or other equity incentive plan awards held at December 31, 2014 by the NEOs

Option Exercises and Stock Vested

        The following table summarizes information with respect to restricted stock awards vested during the fiscal year ended December 31, 2014 for each of the NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1)
David F. Brussard	21,564	$1,188,381
William J. Begley, Jr.	7,548	415,800
James D. Berry	6,159	339,264
George M. Murphy	7,866	433,430
Edward N. Patrick, Jr.	4,555	251,042

(1)
Value determined by multiplying the number of vested shares by the closing market price of a share of our common stock on the vesting date or on the previous business day in the event the vesting date is not a business day.

        There were no stock option awards exercised by the NEO's during the year ended December 31, 2014.

Nonqualified Deferred Compensation

        The following table summarizes information with respect to the participation of each of the NEOs in the EICP, a non-qualified deferred compensation plan, as of December 31, 2014.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
David F. Brussard	$122,093	$464,341	$472,873	$—	$8,682,467
William J. Begley, Jr.	33,327	148,514	221,677	—	2,314,687
James D. Berry	18,816	96,390	42,741	—	846,323
George M. Murphy	30,646	133,808	51,316	—	984,467
Edward N. Patrick, Jr.	31,247	135,977	45,576	—	2,355,965

(1)
Includes employer matching contributions credited to the NEOs' EICP accounts in January 2014 for the plan year ended December 31, 2013 on behalf of each NEO who contributed during the plan year (Mr. Brussard—$90,436, Mr. Begley—$20,834, Mr. Patrick—$22,787 and Mr. Murphy $18,413.); and annual deferred compensation bonuses credited to the NEOs' EICP accounts in March 2014 and earned for the year ended 2013 under the EICP (Mr. Brussard—$373,905, Mr. Begley—$127,680, Mr. Berry—$96,390, Mr. Patrick—$113,190, and Mr. Murphy—$115,395). The amounts in this column were reported in the Summary Compensation Table as compensation to the NEOs for 2014.

        The EICP is a non-qualified deferred compensation plan designed to provide a means for retirement savings. With proper notice and approval by the Company, eligible employees may make elective deferral contributions of up to 75% of salary and 100% of annual cash incentives. We make a matching contribution annually in the amount of 75% of the participant's elective deferral up to a maximum amount of 8% of the participant's base salary plus annual cash incentive received during the plan year. We also make a fixed contribution annually in the amount of 1.75% of the combined statutory net income of our insurance subsidiaries. Elective deferrals, Company matching contributions, and the portion of the Company fixed contribution allocated to an eligible individual are credited to an account established for the individual. To measure gains and losses, the accounts are treated as though invested in mutual funds selected by the participants. Participants may change the mutual funds in which their accounts are notionally invested on a daily basis. The balance of an individual's account is distributed in a lump sum upon an employee's termination of employment, or six months thereafter if required to comply with applicable tax law, or upon change in control.

        Under the EICP, change in control is defined to mean a change in control event, as that term is used in Section 409A of the Internal Revenue Code. Section 409A defines a change in control event to include a change in ownership, a change in effective control, or a change in the ownership of a substantial portion of assets. A change in ownership of the corporation occurs when one person or a group acquires stock that combined with stock previously owned, controls more than 50% of the value or voting power of the stock of the corporation. A change in effective control occurs on the date that, during any 12-month period, either (i) any person or group acquires stock possessing 30% of the voting power of the corporation, or (ii) the majority of the board is replaced by persons whose appointment or election is not endorsed by a majority of the board. A change in ownership of a substantial portion of assets occurs on the date that a person or a group acquires, during any 12-month period, assets of the corporation having a total gross fair market value equal to 40% or more of the total gross fair market value of all of the corporation's assets. The definition also contains exceptions that may cause a transaction or event meeting one of the foregoing definitions not to constitute a change in control event if the acquired or selling entity, or its shareholders, retains, directly or indirectly, a sufficient interest in the surviving or acquiring entity.

Potential Payments Upon Termination or Change in Control

        As previously discussed, we have entered into employment agreements with each of the Named Executive Officers. Certain provisions relating to termination of employment and change in control are common to each of the employment agreements. These common provisions include, among other things, the following:

  •
  if the executive's employment is terminated by us for a reason other than cause, material breach, death, disability or continuous poor performance, or is terminated by the executive for good reason or as a result of our willful and material violation of the executive's employment agreement or certain other agreements between the executive and us, then we must provide (i) any earned but unpaid base salary and bonus, (ii) a lump sum payment equal to the annual salary he would have received during the remaining term of his employment agreement; and (iii) life and health insurance benefits (but not disability insurance benefits) substantially similar to those the executive and any covered dependents were receiving immediately prior to the date of termination through the remaining portion of the term of his employment agreement (collectively, the "Severance Payment");

  •
  if the executive's employment is terminated by us for a reason other than cause, material breach, death, disability or continuous poor performance, or is terminated by the executive for good reason or as a result of our willful and material violation of the executive's employment agreement or certain other agreements between the executive and us, in each case, within three years after a change in control, then we must provide the greater of the Severance Payment or the following: (i) any earned but unpaid base salary and bonus, (ii) a lump sum payment equal to, for the CEO and CFO, three times, and for the remaining Named Executive Officers, two times, the sum of (1) the executive's base salary in effect immediately prior to the date of termination and (2) the most recent annual bonus paid to the executive, and (iii) life and health insurance benefits for a three-year period after the date of termination (for the CEO and CFO) and for the two-year period after the date of termination (for the remaining Named Executive Officers);

  •
  the agreements contain non-competition and non-solicitation provisions; and

  •
  each executive has agreed not to disclose confidential information.

        For purposes of these employment agreements,

  •
  Change in control is defined, in general terms, to mean the closing of (i) a merger, combination, consolidation or similar business transaction involving the Company after which our shareholders cease to own a majority of the surviving entity, directly or indirectly, (ii) a sale or transfer of all or substantially all of our assets, other than to an entity the majority of which is owned by our shareholders or (iii) a sale of a majority of the Company's common shares, other than to an entity the majority of which is owned by our shareholders;

  •
  Cause means the executive's (i) commission or conviction of any crime or criminal offense involving monies or other property or any felony; (ii) commission or conviction of fraud or embezzlement; (iii) uncured material and knowing violation of any obligations imposed upon him personally; or (iv) egregious misconduct involving serious moral turpitude;

  •
  Good reason means (i) a material reduction in the executive's authority, perquisites, position, or responsibilities; (ii) relocation of our primary place of business or the executive to another office more than 75 miles from Boston, Massachusetts; or (iii) our willful and material violation of the employment agreement or any agreement between the executive and us; in each case that is uncured;

  •
  Material breach means the executive's uncured (i) breach of any of his fiduciary duties to us or our shareholders or making of a willful misrepresentation or omission, in each case which would reasonably be expected to materially adversely affect our business, properties, assets, condition (financial or other) or prospects; (ii) willful, continual and material neglect or failure to discharge his duties, responsibilities or obligations; (iii) habitual drunkenness or substance abuse which materially interferes with the executive's ability to discharge his duties, responsibilities or obligations; or (iv) willful and material violation of any non-competition, non-disparagement, or confidentiality agreement.

Omnibus Incentive Plan

        Under the Omnibus Incentive Plan, upon a termination by the Company for a reason other than for cause or disability, all unvested shares of restricted stock which were not granted during the year of termination will vest. Under the Omnibus Incentive Plan, "cause" means (i) the willful engaging by the participant in misconduct that is demonstrably injurious to the Company (monetarily or otherwise), as determined by the Board in its sole discretion, (ii) the participant's conviction of, or pleading guilty or nolo contendere to, a felony involving moral turpitude, (iii) the participant's violation of any confidentiality, non-solicitation, or non-competition covenant to which the participant is subject, or (iv) the participant's poor performance, as determined by reasonable business objectives, after written notice from the Company and a reasonable opportunity to correct such poor performance. If, while any award granted under the Omnibus Incentive Plan remains outstanding, a change in control of the Company occurs, then all restrictions on restricted stock awards will lapse.

        Effective in March 2013, an amendment to the Omnibus Incentive Plan removed the requirement that all awards made after the date of the amendment vest upon a change in control (i.e. "single trigger" vesting), which gives the Compensation Committee the flexibility to grant awards that vest upon an award recipient's termination of employment upon or following a change in control (i.e., "double trigger" vesting).

        Under the Omnibus Incentive Plan, a change in control is defined, in general terms, to include the closing of (i) a merger, combination, consolidation or similar business transaction involving the Company after which our shareholders cease to own a majority of the surviving entity, directly or indirectly; (ii) a sale or transfer of all or substantially all of our assets, other than to an entity the majority of which is owned by our shareholders; or (iii) a sale of a majority of the Company's Common Shares, other than to an entity the majority of which is owned by our shareholders.

        The following table sets forth the estimated incremental payments and benefits, beyond existing compensation and benefit entitlements described in this Proxy Statement that are not contingent upon a termination or change in control, payable to each NEO upon termination of his employment or a change in control of the Company, assuming that the triggering event occurred on December 31, 2014. We have not included amounts that would be provided upon a termination of employment under contracts, agreements, plans or arrangements, such as our 401(k) plan or our vacation policy, to the extent they are available generally to all of our salaried employees and do not discriminate in scope, terms, or operation in favor of our executive officers. Amounts shown below do not include amounts in the NEOs' EICP deferred compensation accounts as of December 31, 2014. Excise tax gross-up reimbursements were eliminated from the executive officers respective employment agreements in December 2012 and hence, are not included in the amounts shown below.

	Change in Control		Involuntary Termination
Name	Without Termination (1)	Termination Without Cause or For Good Reason (2)	With Cause (3)	Without Cause (4)	Resignation For Good Reason (5)	Death or Disability (6)
David F. Brussard	$3,914,641	$9,404,377	$211,168	$2,846,969	$844,672	$4,096,572
William J. Begley, Jr.	1,527,113	3,688,121	104,061	1,192,175	416,246	1,703,359
James D. Berry	1,225,704	2,255,952	69,981	921,432	279,924	1,347,419
George M. Murphy	1,539,744	2,775,896	91,561	1,127,966	366,246	1,695,990
Edward N. Patrick, Jr.	718,864	2,107,544	93,662	793,275	374,650	878,472

(1)
If there is a change in control but there is no termination of employment, the NEO would not be entitled to receive any incremental benefit under his respective employment agreement with the Company. However, the vesting or distribution of certain existing compensation reported previously in this Proxy Statement would be accelerated. Amounts in the "Without Termination" column above include the following:

        Equity Awards.    Under the Omnibus Incentive Plan, upon a change in control, any restrictions imposed upon restricted stock awards will lapse. The estimated value as of December 31, 2014 of the previously granted restricted stock awards that would have been accelerated for each NEO is as follows: Mr. Brussard—$3,251,900; Mr. Begley—$1,287,113; Mr. Berry—$1,067,495; Mr. Murphy—$1,329,744; and Mr. Patrick—$503,822. The estimated value of restricted stock awards was calculated based upon the closing price of our common stock on December 31, 2014.

        Annual Incentive.    Under the Annual Performance Incentive Plan, upon a change in control, all performance objectives for the current Performance Period would be deemed to have been achieved at target levels of performance. The amount payable to each NEO based upon such assumed performance as of December 31, 2014 would have been as follows: Mr. Brussard—$662,741; Mr. Begley—$240,000; Mr. Berry—$158,209; Mr. Murphy—$210,000; and Mr. Patrick—$215,042.

(2)
In addition to the incremental payment amounts estimated upon a change in control without termination, if there is a change in control followed by termination by the Company for a reason other than cause, material breach, poor performance, death or disability or by the executive for good reason, the NEO would be entitled to incremental payments and benefits under his respective employment agreement with the Company. Amounts in the "Termination Without Cause or For Good Reason" column include, in addition to the incremental payment amounts estimated upon a change in control without termination, the following:

          Lump Sum Payments.    The amount payable at three times annual base plus bonus for Mr. Brussard and Mr. Begley and at two times annual base plus bonus for the remaining NEOs would have been as follows: Mr. Brussard—$5,440,998; Mr. Begley—$2,112,270; Mr. Berry—$997,764; Mr. Murphy—$1,203,660; and Mr. Patrick—$1,356,188.

          Life and Health Insurance Benefits.    The NEOs are entitled to Company provided life and health benefits for three years after the termination date for Mr. Brussard and Mr. Begley and two years after the termination date for the remaining NEOs. The amounts are estimated as follows: Mr. Brussard—$48,738; Mr. Begley—$48,738; Mr. Berry—$32,484; Mr. Murphy—$32,492; and Mr. Patrick—$32,492.

(3)
Amounts in this column reflect incremental amounts payable upon a termination of the NEO's employment by the Company for cause or due to the NEO's poor performance or material breach. The estimated incremental payments shown in this column include three months of base salary and life and health benefits. The three months' of base salary and life and health benefits would be payable upon the Company's termination of the NEO's employment due to the NEO's poor performance, but would not be payable upon the Company's termination of the NEO's employment with cause or due to his material breach.

(4)
The estimated incremental payments shown in this column include the following incremental payments and benefits:

        Lump Sum Payments.    The amount payable equal to the annual base salary which would have been due under the remaining term of the NEOs employment contracts are as follows: Mr. Brussard—$828,426; Mr. Begley—$400,000; Mr. Berry—$263,682; Mr. Murphy—$350,000; and Mr. Patrick—$358,404.

        Equity Awards.    Under the Omnibus Incentive Plan, if the termination by the Company is for a reason other than cause, all unvested shares of restricted stock which were not granted during the year in which the termination occurs will vest. The estimated value as of December 31, 2014 of the previously granted awards that would have been accelerated for each NEO is as follows: Mr. Brussard—$2,002,297; Mr. Begley—$775,929; Mr. Berry—$641,508; Mr. Murphy—$761,720; and Mr. Patrick—$418,625. The estimated value of restricted stock awards was calculated based upon the closing price of our common stock on December 31, 2014.

        Life and Health Insurance Benefits.    The NEOs are entitled to Company provided life and health benefits equal to the benefits which would have been provided under the remaining term of their respective employment contracts. The amounts are estimated as of December 31, 2014 as follows: Mr. Brussard—$16,246; Mr. Begley—$16,246; Mr. Berry—$16,242; Mr. Murphy—$16,246; and Mr. Patrick—$16,246.

(5)
The estimated payments shown in this column include the lump sum payments and life and health insurance benefits as shown in note (4). Under the Omnibus Incentive Plan, if the termination by the NEO is for good reason, all unvested shares of restricted stock will be forfeited. Hence, the amounts shown in this column do not include an incremental benefit related to equity awards.

(6)
The estimated incremental payments shown in this column include a lump sum payment equal to 100% of the NEO's base salary, Company provided life and health insurance benefits for one year, and the estimated value of all unvested restricted stock awards as of December 31, 2014 as shown in note (1).

DIRECTOR COMPENSATION

        Our bylaws provide that at the discretion of the Board, the directors may be paid their expenses, if any, at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as a director. Since we completed our initial public offering of common stock on November 27, 2002, directors who are employees have not received any compensation for serving as directors and directors who were not our employees have received an annual retainer paid in quarterly installments. The 2014 annual director fees were $60,000 annually per non-management director, plus an additional $10,000 annually to the Chairman of the Audit Committee, an additional $5,000 annually to the Chairman of our Compensation Committee, the Chairman of our Nominating and Governance Committee, and the Chairman of our Investment Committee.

        On March 11, 2014, the Compensation Committee approved grants of 1,000 shares of restricted stock to each of our non-employee directors effective on such dates. The shares cannot be sold, assigned, pledged, or otherwise transferred, encumbered or disposed of until the recipient is no longer a member of our Board.

        The following table sets forth the fees paid to the non-employee members of the Board for services provided in 2014.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	All Other Compensation	Total
A. Richard Caputo, Jr.	$65,000	$54,350	$—	$119,350
Frederic H. Lindeberg	65,000	$54,350	—	119,350
Peter J. Manning	70,000	$54,350	—	124,350
David K. McKown	65,000	$54,350	—	119,350

(1)
David F. Brussard, Chairman of the Board and our president and CEO is not included in this table as he is also an employee and receives no separate compensation for service on our Board.

(2)
The amounts in this column represent 1,000 shares granted to each Director multiplied by $54.35, the closing price of the stock on March 11, 2014, the date of the grant. As of December 31, 2014, no directors who are not our employees held unvested stock awards or unexercised stock options.

REPORT OF THE AUDIT COMMITTEE

        The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company's accounting and financial reporting process, and is more fully described in its charter which the Board and the Audit Committee have adopted and is included as Appendix A to this Proxy Statement.

        Each member of the Audit Committee satisfies the definition of an "independent director" as established by Rule 4200 of the NASDAQ Marketplace Rules. The Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

        Management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over the accounting and financial reporting process. PwC is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to express an opinion on the financial statements and on the Company's internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes.

        In connection with the audit of the Company's consolidated financial statements for the year ended December 31, 2014, the Audit Committee has:

  •
  reviewed and discussed the audited consolidated financial statements with management and PwC;

  •
  discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended;

  •
  received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with the independent auditors their independence;

  •
  met and held discussions with the head of the Company's internal audit group; and

  •
  reviewed our written charter and practices and determined that they meet the applicable requirements of the NASDAQ Marketplace Rules and the SEC.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and be filed with the SEC.

Respectfully submitted,
PETER J. MANNING, CHAIRMAN FREDERIC H. LINDEBERG DAVID K. MCKOWN

        The above report of the Audit Committee of the Board of Directors does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

        The following table sets forth certain information as of April 1, 2015 with respect to the beneficial ownership of shares of common stock by the following individuals: (a) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of such stock; (b) each of our directors and director nominees; (c) each of our Named Executive Officers; and (d) all of our directors, director nominees and executive officers as a group. Except as stated below, each holder listed below has sole or shared investment and/or voting power with respect to the shares of common stock beneficially owned by the holder, subject to community property laws where applicable. The information in the table and the related notes has been furnished by or on behalf of the indicated owners.

Name and Address of Beneficial Owner	Amount of Shares Beneficially Owned	Percentage of Class (%) (8)
(a) Security ownership of certain beneficial owners:
SRB Corporation (1)	1,444,765	9.6%
100 Summer Street
Boston, MA 02110
BlackRock, Inc. (2)	1,333,460	8.8%
40 East 52nd Street
New York, New York 10022
Dimensional Fund Advisors LP (3)	1,294,195	8.6%
6300 Bee Cave Road
Austin, Texas 78746
Neuberger Berman Group, LLC (4)	1,096,747	7.3%
605 Third Avenue
New York, NY 10158
The Vangard Group (5)	923,040	6.1%
100 Vanguard Blvd
Malvern, PA 19355
(b) Security ownership of directors and director nominee:
David F. Brussard	442,893	2.9%
A. Richard Caputo, Jr. (6)	168,027	1.1%
Frederic H. Lindeberg	22,000	0.1%
Peter J. Manning *	11,500	0.1%
David K. McKown *	11,000	0.1%
(c) Security ownership of Named Executive Officers:
David F. Brussard	442,893	2.9%
James D. Berry	39,058	0.3%
Edward N. Patrick, Jr.	83,478	0.6%
William J. Begley, Jr.	94,546	0.6%
George M. Murphy	43,835	0.3%
(d) All directors, director nominee and executive officers as a group (12 persons)	1,033,864	6.9%

*
Nominee for director.

(1)
Based on Schedule 13G, dated February 13, 2015, filed by SRB Corporation which states shared voting power and shared dispositive power over 1,444,765 shares.

(2)
Based on Schedule 13G, dated January 12, 2015 filed by BlackRock, Inc. which states sole voting power over 1,296,795 shares and sole dispositive power over 1,333,460 shares.

(3)
Based on Schedule 13G, dated February 5, 2015, filed by Dimensional Fund Advisors LP which states sole voting power over 1,249,278 shares and sole dispositive power over 1,294,195 shares.

(4)
Based on Schedule 13G, dated February 11, 2015, filed by Neuberger Berman Group, LLC which states shared voting power over 1,093,947 shares and shared dispositive power over 1,096,747 shares.

(5)
Based on Schedule 13G, dated February 9, 2015, filed by The Vanguard Group which states sole voting power over 20,225 shares, sole dispositive power over 904,215 shares and shared dispositive power over 18,825 shares.

(6)
Mr. Caputo is a Partner and Managing Principal of The Jordan Company, L.P., the private investment firm that with management conducted the acquisition of the Company in October 2001.

(7)
Percentage of class refers to percentages of class beneficially owned as the term beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934 and is based upon the 15,092,424 shares of common stock outstanding and eligible to vote on the Record Date.

        The mailing address of each director, director nominee, and executive officer shown above is c/o Safety Insurance Group, Inc., 20 Custom House Street, Boston, MA 02110.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than ten percent of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities, if any. Executive officers, directors and greater than ten percent beneficial owners are required to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on the Company's review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Our Compensation Committee consists of David K. McKown (Chairman), Frederic H. Lindeberg and Peter J. Manning, who are three independent non-employee directors who have no "interlocking" relationships as defined by the SEC, or other relationships with us that would call into question their independence as a member of the Compensation Committee. During fiscal year 2014, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Affiliates of The Jordan Company, LP.

        Mr. A. Richard Caputo, Jr., a member of the Company's Board of Directors and the Chairman of its Investment Committee, is a principal of The Jordan Company, LP ("Jordan"). In 2012, the Company participated as a lender in two loans made by syndicates of lenders to a portfolio company in which funds managed by Jordan are controlling or a significant investor. The first loan, made to Vantage Specialties, Inc., currently bears interest at a rate of 5.00% per annum and matures on February 10, 2018. The Company's participation in the loan is $1,451 at December 31, 2014. The second loan, made to ARCAS Automotive (formerly known as Sequa Auto), was disposed of in 2014. The remaining loan amortizes in equal quarterly installments of 0.25% of the principal amount per quarter. The Company made the loans on the same terms as the other lenders participating in the syndicate. The loans were subject to the approval of the Company's full Investment Committee.

Review and Approval of Related Party Transactions

        We have adopted and maintain a code of business conduct and ethics that applies to all directors, executive officers and employees. The code covers matters that we believe are supportive of high standards of ethical business conduct, including those regarding legal compliance, conflicts of interest, insider trading, maintenance of corporate books and records, gifts and entertainment, political contributions, confidentiality, public communications, special obligations applicable to our CFO and members of the audit committee, and standards and procedures for compliance with the code. Among other things, the code covers all transactions required to be disclosed in this related party transactions section of the proxy statement. The code can be found on our website at www.SafetyInsurance.com. Shareholders may also obtain a copy of the code by writing to the Office of Investor Relations at the address set forth under "Available Information."

        The code does not distinguish between potential conflict of interest transactions involving directors or executive officers and those involving other employees. It notes that all covered persons shall be responsible for the enforcement of the policies set forth in the code and will be held accountable for any violations of the code. Any of our officers or employees having any information or knowledge regarding any transaction or activity prohibited by the code shall promptly report the same to our CFO, who shall review and determine whether to approve of potential conflicts of interest for employees. Review and approval of potential conflicts of interests of officers and directors shall be made by the audit committee of our board of directors.

        The code does not expressly set forth the standards that would be applied in reviewing, approving or ratifying transactions in which our directors, executive officers or 5% stockholders have a material interest. We expect that in connection with the review, approval or ratification of any such transaction, our CFO and audit committee will be provided with all material information then available regarding the transaction, the nature and extent of the director's, executive officer's or 5% stockholder's interest in the transaction, and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. We expect that any such transaction would be approved or ratified only if our CFO or audit committee, as applicable, concluded in good faith that it was in our interest to proceed with it. We expect that pre-approval will be sought for any such transaction when practicable, and when pre-approval is not obtained, that any such transaction will be submitted for ratification as promptly as practicable.

 OTHER MATTERS

Inspectors of Election

        Computershare Trust Company, N.A., P.O. Box 30170 College Station, TX 77843-3170, Tel. 1-781-575-2879, www.computershare.com/investor, has been appointed as Inspectors of Election for the Company's 2015 Annual Meeting. Representatives of Computershare will attend the 2015 Annual Meeting to receive votes and ballots, supervise the counting and tabulating of all votes and ballots, and determine the results of the vote.

Delivery of Documents to Shareholders Sharing an Address

        We have adopted a procedure approved by the SEC, called "householding." Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Reports and/or Proxy Statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our transfer agent, Computershare (in writing: P.O. Box 43023, Providence, RI 02940-3078; by telephone: 1-781-575-2879). If you participate in householding and wish to receive a separate copy of the 2014 Annual Report or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of future Annual Reports and/or Proxy Statements, please contact Computershare as indicated above. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. The Company hereby undertakes to deliver promptly upon written or oral request, a separate copy of the Annual Report to Our Shareholders, or Proxy Statement, as applicable, to a Company shareholder at a shared address to which a single copy of the document was delivered.

Available Information

        The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934. In accordance therewith, the Company files reports, proxy statements and other information with the SEC. The Company will provide to any shareholder, upon request and without charge, copies of all documents (excluding exhibits unless specifically requested) filed with the SEC. Written, telephone, fax or e-mail requests should be directed to the Office of Investor Relations, Safety Insurance Group, Inc., 20 Custom House Street, Boston, MA 02110, Tel: 877-951-2522, Fax: 617-603-4837, or e-Mail to InvestorRelations@SafetyInsurance.com. These documents are also made available on the Company's website, www.SafetyInsurance.com, as soon as reasonably practicable after each SEC Report is filed with or furnished to the SEC.

Shareholder Proposals for the Annual Meeting of Shareholders

        Any shareholder proposals intended to be presented at our 2016 Annual Meeting and considered for inclusion in our proxy materials must be received by December 20, 2015. Any shareholder proposals intended to be presented at our 2016 Annual Meeting and not included in our proxy materials must comply with the advance notice provisions in Article II, Section 2 and Article III, Section 1 of our bylaws. Notices must be received by December 20, 2015. In addition, shareholders who wish to nominate directors for election or make other proposals must comply with the procedures described in our bylaws. All shareholder proposals should be directed to our Secretary, William J. Begley, Jr., at our address listed on page 1 of this Proxy Statement.

By Order of the Board of Directors,

WILLIAM J. BEGLEY, JR. Vice President, Chief Financial Officer and Secretary

APPENDIX A

Safety Insurance Group, Inc.

AUDIT COMMITTEE CHARTER

As approved by the Audit Committee and Board of Directors on May 16, 2013

        This Charter (this "Charter') of the Audit Committee has been adopted by the Board of Directors (the "Board") of Safety Insurance Group, Inc (the "Company").

I.     General Statement of Purpose

        The Audit Committee of the Board of the Company assists the Board in general oversight and monitoring of: (i) the integrity and audits of financial statements of the Company; (ii) the independent auditor's qualifications and independence; (iii) the performance of the Company's internal audit function and independent auditors; (iv) the accounting and financial reporting processes of the Company; and (v) the Company's procedures for compliance with legal and regulatory requirements.

II.    Audit Committee Composition

        The Audit Committee shall be comprised of a minimum of three directors as appointed by the Board, who shall meet the independence and audit committee composition requirements of the Marketplace Rules promulgated by the National Association of Securities Dealers, Inc., as may be modified or supplemented, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, the rules and regulations of the U.S. Securities and Exchange Commission (the "Commission") and any applicable requirements of state law. Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including a balance sheet and statements of operations, comprehensive income and cash flows, and to the extent required, at least one member shall be an "Audit Committee Financial Expert" as such term is defined by the Commission.

        The members of the Audit Committee shall be elected by the Board and shall continue to serve as such until the next annual meeting of the Board or until their respective successors are designated. Any vacancy that might arise in the membership of the Audit Committee shall be filled by appointment of the Board.

III.  Meetings

        The Audit Committee will meet as often as may be deemed necessary or appropriate and at such times and places as it shall determine, but not less frequently than quarterly. The Audit Committee will meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee will record the actions taken at such meetings and will report to the Board with respect to its meetings.

IV.    Responsibilities and Authority

        The Audit Committee shall have the sole authority to appoint, replace, determine funding for, and oversee the independent auditor. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, or performing other audit, review or attest services for the Company. The independent auditor shall report directly to the Audit Committee.

        The Audit Committee shall preapprove all auditing and review services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor in accordance with applicable rules and regulations.

        The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

        The Audit Committee shall be responsible for (i) ensuring its receipt of a formal written statement delineating all relationships between the independent auditor and the Company from the independent auditors, consistent with Independence Standards Board Standard No. 1, as may be modified or supplemented; (ii) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors; and (iii) taking, or recommending that the Board take, appropriate action to oversee the independence of the independent auditor.

        The Audit Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

V.     Audit Committee Principal Processes

        The principal processes of the Audit Committee will generally include the following which are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate:

  A.
  Financial Statement and Disclosure

  1.
  Review and discuss with management and the independent auditor the annual earnings release and annual audited financial statements, including disclosures made in management's discussion and analysis.

  2.
  Review and discuss with management and the independent auditor the Company's quarterly earnings releases and quarterly financial statements prior to the filing of its Form 10-Q, including disclosures made in management's discussion and analysis and the results of the independent auditor's review of the quarterly financial statements.

  3.
  Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.

  4.
  Review and discuss quarterly reports from the independent auditors on: (a) all critical accounting policies and practices to be used; (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

  5.
  Review management's conclusions about the Company's disclosure controls and procedures.

  6.
  Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

    7.
    Review disclosures made to the Audit Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

  B.
  Oversight of the Company's Relationship with the Independent Auditor

  1.
  Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor's independence, and taking into account the opinions of management and internal auditors.

  2.
  Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

  C.
  Oversight of the Company's Internal Audit Function

  1.
  Review the appointment and replacement of the senior internal auditing executive.

  2.
  Review the significant reports to management prepared by the internal auditing department and management's responses.

  3.
  Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

  D.
  Oversight of the Company's Risk Management Process

  1.
  Assist the Board in fulfilling its risk oversight responsibilities.

  2.
  Review and approve the Company's overall risk level.

  3.
  Review the risk register evidencing the Company's risk environment.

  4.
  Monitor the effectiveness of the risk treatment activities in place

  5.
  Review and approve the Company's risk management program and supporting policies and procedures.

VI.   Annual Evaluation

        The Audit Committee shall review and reassess this Charter on an annual basis.

VII. Limitation of Audit Committee's Role

        Notwithstanding the responsibilities and powers of the Audit Committee set forth in this Charter, the Audit Committee does not have the responsibility of planning or conducting audits of the Company's financial statements or determining whether or not the Company's financial statements are complete, accurate and in accordance with generally accepted accounting principles or the rules of the Commission. Such responsibilities are the duty of management and the independent auditor.

APPENDIX B

Safety Insurance Group, Inc.

COMPENSATION COMMITTEE CHARTER

As approved by the Compensation Committee and the Board of Directors on March 27, 2013

        This Charter (this "Charter") of the Compensation Committee (the "Committee") has been adopted by the Board of Directors (the "Board") of Safety Insurance Group, Inc. (the "Company").

I.     General Statement of Purpose

        The Committee shall assist in fulfilling the Board's oversight responsibilities relating to compensation including, but not limited to: (i) reviewing and making recommendations to the Board on the Company's compensation practices and policies; (ii) determining or recommending to the Board for determination, the salaries and incentive compensation of the Chief Executive Officer and all other executive officers; and (iii) administering and interpreting the Company's equity-based plans. The Committee shall also prepare the report required to be included in the Company's annual proxy statements pursuant to the rules promulgated by the United States Securities and Exchange Commission.

II.    Responsibilities and Authority

        In furtherance of this purpose, the Committee shall have the following responsibilities and authority:

  a.
  The Committee shall approve, and review at least annually, the terms of any agreement providing for the compensation of the Chief Executive Officer. If there is no such agreement in place, or if such agreement provides for compensation based upon a determination by the Board, the Committee shall determine, or recommend to the Board for determination, the Chief Executive Officer's annual compensation, including salary, bonus, incentive and equity compensation.

  b.
  The Committee shall approve, and review at least annually, the terms of any agreement providing for the compensation of any executive officer of the Company. If there is no such agreement in place, or if such agreement provides for compensation based upon a determination by the Board, the Committee shall determine, or recommend to the Board for determination, the annual compensation, including salary, bonus, incentive and equity compensation of such executive officers.

  c.
  To consider and take actions with respect to adoption, amendment, administration or termination of long-term incentive plans, equity/stock plans (subject to paragraph d below), retirement or pension plans, and other plans related to compensation of current and former employees of the Company.

  d.
  To review the terms and conditions of compensation and incentive plans, evaluate the performance of compensation and incentive plans, and approve, and recommend to the Board for its approval, the initial adoption of any equity-based plans and any material modifications to such plans (such as an increase in the number of shares of the Company's common stock available for grant thereunder) as the Committee deems appropriate.

  e.
  To recommend to the Board the compensation of outside directors.

  f.
  To delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion.

  g.
  To exercise such additional powers as may be reasonably necessary, in the Committee's discretion, to fulfill its responsibilities hereunder.

III.  Outside Advisors

        The Committee, acting by majority vote, shall have the sole authority to retain and terminate compensation consultants to assist in the evaluation of Chief Executive Officer or executive officer compensation, including sole authority to approve such consultants' fees and any other retention terms. The Committee, acting by majority vote, shall also have sole authority to obtain advice and assistance from internal or external legal, accounting or other advisors to assist the Committee in fulfilling its responsibilities hereunder. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other adviser retained by the Committee.

        To the extent required under NASDAQ Listing Rule 5605(d), the Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Committee, other than in-house legal counsel, only after taking into consideration the following factors:

  a.
  the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;

  b.
  the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

  c.
  the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;

  d.
  any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;

  e.
  any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and

  f.
  any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.

        The Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the Committee.

IV.    Annual Evaluation

        The Committee shall review this Charter annually and recommend to the Board any improvements to this Charter it deems necessary.

V.     Membership

        The Committee shall consist of no fewer than two (2) members of Board, as determined by the Board. Each Committee member shall meet the independence requirements of the Marketplace Rules promulgated by the Financial Industry Regulatory Authority, Inc., as determined by the Board, and any other requirements set forth in applicable laws, rules and regulations.

        Committee members shall be appointed annually by a majority vote of the Board on the recommendation of the Nominating and Corporate Governance Committee. The Committee members may be removed, with or without cause, by a majority vote of the Board.

VI.   Chairman

        The Committee shall include a Committee chairman. The Committee chairman shall be appointed by a majority vote of the Board. The Committee chairman shall be entitled to chair all regular sessions of the Committee, add topics to the agenda, and cast a vote to resolve any ties.

VII. Meetings

        The Committee shall meet as often as necessary to carry out its responsibilities, but at least twice yearly. The Committee chairman may call a Committee meeting upon due notice of each other Committee member at least forty-eight (48) hours prior to the meeting, unless such notice is waived by any Committee member not receiving such notice. Any Committee member may request the Committee chairman to call a meeting. A majority of Committee members, acting in person or by proxy, shall constitute a quorum. The Committee shall be responsible for maintaining minutes and other applicable records of each Committee meeting. The Committee shall report its actions and recommendations to the Board after each Committee meeting.

        The Committee may invite to, or exclude from, its meetings any individual it deems appropriate in order to carry out its responsibilities. However, the Chief Executive Officer may not be present during voting or deliberations on his or her compensation.

APPENDIX C

Safety Insurance Group, Inc.

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

As approved by the Nominating and Governance Committee on March 8, 2005 and the Board of Directors on March 10, 2005

        This Charter (this "Charter") of the Nominating and Governance Committee (the "Committee") has been adopted by the Board of Directors (the "Board") of Safety Insurance Group, Inc. (the "Company").

I.     General Statement of Purpose

        The Committee shall assist the Board in identifying individuals qualified to become Board members, recommend director-nominees to the Board for annual shareholders' meetings, take a leadership role in shaping the Company's corporate governance and oversee the evaluation of the Board, management and the Board committees.

II.    Responsibilities and Authority

        In furtherance of this purpose, the Committee shall have the following responsibilities and authority:

  1.
  To lead the search for individuals qualified to become Board members to the extent necessary to fill vacancies on the Board or as otherwise desired by the Board.

  2.
  To develop and recommend to the Board for its approval a policy regarding director nominees recommended by shareholders, including the procedures to be followed by shareholders in submitting such recommendations. The Committee shall assess the adequacy of such policy on an annual basis, or more frequently as circumstances dictate, and recommend changes to the Board.

  3.
  To develop a process for identifying and evaluating director nominees. The Committee shall assess the adequacy of such process on an annual basis, or more frequently as circumstances dictate, and implement any changes to such policy as determined by a majority vote of the Committee.

  4.
  To conduct all necessary and appropriate inquiries into the background and qualifications of each possible director nominee.

  5.
  To make an annual report to the Board on emergency as well as expected CEO succession planning. The full Board will work with the Committee to recommend and evaluate potential successors to the CEO.

  6.
  To develop a process for shareholders of the Company to send communications to the Board. The Committee shall assess the adequacy of such process on an annual basis, or more frequently as circumstances dictate, and implement any changes to such policy as determined by a majority vote of the Committee.

  7.
  To develop and recommend to the Board for its approval a policy regarding Board members' attendance at annual meetings. The Committee shall assess the adequacy of such policy on an annual basis, or more frequently as circumstances dictate, and recommend changes to the Board.

  8.
  To review written communications from shareholders concerning the Company's annual general meeting and governance process and make recommendations to the Board as necessary.

C-1

  9.
  To annually review and reassess the adequacy of the Company's Code of Business Conduct and recommend changes to the Board as necessary.

  10.
  To review requests from directors and executive officers of the Company for waivers from the Company's Code of Business Conduct, to make recommendations to the Board concerning such requests, and to review any required disclosures relating to such waivers.

  11.
  To review and approve all related-party transactions, as such term is defined in the NASDAQ Marketplace Rules.

  12.
  To delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion.

  13.
  To exercise such additional powers as may be reasonably necessary, in the Committee's discretion, to fulfill its responsibilities hereunder.

III.  Outside Advisors

        The Committee, acting by majority vote, shall have sole authority to retain and terminate any search firm employed to identify director nominees, including sole authority to approve the search firm's fees and any other retention terms. The Committee, acting by majority vote, shall also have sole authority to obtain advice and assistance from internal or external legal, accounting, or other advisors to assist the Committee in fulfilling its responsibilities hereunder.

IV.    Annual Evaluation

        The Committee shall review this Charter annually and recommend to the Board any improvements to this Charter it deems necessary.

V.     Membership

        The Committee shall consist of no fewer than two (2) directors, as determined by the Board. Each Committee member shall meet the independence requirements of the Marketplace Rules promulgated by the National Association of Securities Dealers, Inc., as determined by the Board, and any other requirements set forth in applicable laws, rules and regulations. The Committee members shall be appointed annually, and may be removed, with or without cause, by a majority vote of the Board.

VI.   Chairman

        The Committee shall include a Committee chairman. The Committee chairman shall be appointed by a majority vote of the Board. The Committee chairman shall be entitled to chair all regular sessions of the Committee, add topics to the agenda, and cast a vote to resolve any ties.

VII. Meetings

        The Committee shall meet as often as necessary to carry out its responsibilities, but at least twice yearly. The Committee chairman may call a Committee meeting upon due notice of each other Committee member at least forty-eight (48) hours prior to the meeting, unless such notice is waived by any Committee member not receiving such notice. Any Committee member may request the Committee chairman to call a meeting. A majority of Committee members, acting in person or by proxy, shall constitute a quorum. The Committee shall be responsible for maintaining minutes and other applicable records of each Committee meeting. The Committee shall report its actions and recommendations to the Board after each Committee meeting.

C-2

Safety Insurance
AUTO • HOME • BUSINESS

IMPORTANT ANNUAL MEETING INFORMATION

## Annual Meeting Proxy Card

### A Election of Directors

| | For | Withhold | | For | Withhold |
|---|---|---|---|---|---|
| 01 - Peter J. Manning | ☐ | ☐ | 02 - David K. McKown | ☐ | ☐ |

### B Other Proposals

| | For | Against | Abstain |
|---|---|---|---|
| 2. RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP. | ☐ | ☐ | ☐ |
| 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION. | ☐ | ☐ | ☐ |

### C Non-Voting Items

**Change of Address** — Please print new address below.

1 U P X

020XRB

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 020XRB 1 U PX + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below D Please date and sign exactly as your name or names appear herein. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A Election of Directors The Board of Directors recommends a vote FOR the nominees listed: 2. RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP. For Against Abstain Change of Address — Please print new address below. 01 - Peter J. Manning For Withhold IMPORTANT ANNUAL MEETING INFORMATION B Other Proposals The Board of Directors recommends a vote FOR proposals 2 and 3: 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION. For Against Abstain 1. ELECTION OF TWO CLASS I DIRECTORS TO SERVE A THREE YEAR TERM EXPIRING IN 2018. C Non-Voting Items 02 - David K. McKown For Withhold

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . 20 CUSTOM HOUSE STREET BOSTON, MASSACHUSETTS 02110 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder of Safety Insurance Group, Inc. hereby appoints David F. Brussard and William J. Begley, Jr. (each with power to act without the other and with power of substitution) as proxies to represent the undersigned at the 2015 Annual Meeting of the common shareholders of Safety Insurance Group, Inc. to be held at 10:00 a.m. on Wednesday, May 20, 2015 and at any postponement or adjournment thereof, with all the power the undersigned would possess if personally present, and to vote all shares of common stock which the undersigned may be entitled to vote at said meeting, hereby revoking any proxy heretofore given. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, IT IS THE INTENTION OF THE PROXIES TO VOTE FOR THE NOMINEE FOR DIRECTOR LISTED ON THE REVERSE SIDE AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. CONTINUED AND TO BE SIGNED ON REVERSE SIDE Proxy — SAFETY INSURANCE GROUP, INC.